Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

PACKFILM US, LLC,

and

FILM TRADING IMPORTACAO E REPRESENTACAO LTDA.,

as Buyers,

and

TREDEGAR FILM PRODUCTS (LATIN AMERICA), INC.,

TERPHANE ACQUISITION CORP. II,

TAC HOLDINGS, LLC,

and

TREDEGAR INVESTMENTS LLC,

as Sellers,

and

TERPHANE LLC,

and

TERPHANE LIMITADA,

as the Companies,

and

TREDEGAR CORPORATION,

as Sellers’ Representative and Guarantor of Sellers,

and

OBEN HOLDING GROUP S.A.C.

as Buyers’ Representative and Guarantor of Buyers

Dated September 1, 2023

i

5.17	Compliance with Laws; Other Business Practices; Material Approvals from Governmental Authorities	37
5.18	Real Property	37
5.19	Environmental Matters	39
5.20	Affiliate Contracts	40
5.21	Company’s Brokers	40
5.22	Books and Records	40
5.23	Bank Accounts; Powers of Attorney; Directors and Officers	40
5.24	Commercial Agents	40
5.25	Business Receivables	40
5.26	Business Inventory	41
5.27	No Other Representations or Warranties	41

ARTICLE VI REPRESENTATIONS AND WARRANTIES CONCERNING BUYERS		41

6.1	Organization of Buyers	41
6.2	Due Authorization of Buyer	41
6.3	No Conflicts of Buyers	42
6.4	No Authorizations or Consents of Buyers	42
6.5	Financing	42
6.6	Litigation	42
6.7	Investment Intent	42
6.8	Buyers’ Brokers	42
6.9	No Fraudulent Conveyance	42
6.10	R&W Policy	42
6.11	Acknowledgment	43

ARTICLE VII COVENANTS		44

7.1	Conduct of Business of the Companies	44
7.2	Access to Information	46
7.3	Public Announcements	47
7.4	Filings and Authorizations; Consummation	47
7.5	Further Assurances	49
7.6	Employee Matters	49
7.7	Indemnification of Directors and Officers	51
7.8	Notices and Effect of Schedule Supplements	52
7.9	Exclusive Dealing	53
7.10	Sellers’ Non-Compete	53
7.11	Plant Closing and Mass Layoffs	54

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYERS		54

8.1	Fundamental Representations and Warranties	54
8.2	Representations and Warranties	54
8.3	Covenants and Agreements	54
8.4	Deliveries at Closing	54
8.5	Legal Prohibition	55
8.6	Competition Laws	56
8.7	Material Adverse Effect	56

8.8	Updates to Identified Tax and Labor Matters and Identified Tax and Labor Matters Escrow Amount	56

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		56

9.1	Fundamental Representations and Warranties	56
9.2	Representations and Warranties	56
9.3	Covenants and Agreements	56
9.4	Deliveries at Closing	56
9.5	Legal Prohibition	57
9.6	Competition Laws	57

ARTICLE X TERMINATION		57

10.1	Termination	57
10.2	Survival After Termination	59

ARTICLE XI SURVIVAL AND INDEMNIFICATION; TAX MATTERS		59

11.1	Survival Periods	59
11.2	Indemnification	61
11.3	Indemnification Procedure	62
11.4	Limitations on Indemnification	66
11.5	Identified Tax and Labor Matters Escrow Account	68
11.6	Exclusive Remedy	70
11.7	Effect on Purchase Price	71
11.8	Tax Matters	71

ARTICLE XII MISCELLANEOUS		76

12.1	Appointment of Sellers’ Representative and Buyers’ Representative	76
12.2	Expenses	79
12.3	Amendment	79
12.4	Entire Agreement	79
12.5	Notices	79
12.6	Waiver	80
12.7	Binding Effect; Assignment	80
12.8	No Third Party Beneficiary	80
12.9	Governing Law	80
12.10	Consent to Jurisdiction and Service of Process	80
12.11	WAIVER OF JURY TRIAL	81
12.12	Attorney-Client Privilege and Conflict Waiver	81
12.13	Non-Recourse	82
12.14	Construction and Disclosure	82
12.15	Severability	83
12.16	Counterparts	83

EXHIBITS

Exhibit A	Form of Brazil Transfer Document
Exhibit B	Form of Escrow Agreement

ANNEXES

Annex I	Permitted Liens
Annex 2.3(b)	Alternative Accounting Firms
Annex 7.1(a)	Conduct of the Business of the Companies
Annex 8.8	Identified Tax and Labor Matters Analysis
Annex 11.3(c)	Independent Law Firms
Annex 11.8(i)	Brazilian Withholding Tax Amounts Concepts

SELLERS’ SCHEDULES

4.5	No Authorizations or Consents of Sellers
5.1	Foreign Qualifications of Terphane LLC
5.3(b)	No Conflicts of the Companies
5.4	No Authorizations or Consents of the Companies
5.7(a)	Litigation; Orders
5.8	Financial Statements and Accounting Principles
5.9	Absence of Certain Developments
5.10(a)	Tax Matters
5.10(b)	Tax Benefits, Incentives and Special Regimes
5.10(e)	Taxes of Employees and Others
5.10(i)	Responsibility for Taxes of Other Persons
5.10(l)	Certain Transactions
5.11(a)	Material Contracts
5.11(b)	Exceptions to Material Contracts
5.11(c)	Certain Contracts with Change of Control Provisions
5.12(a)	Registered IP
5.12(b)	Exceptions to Owned Business IP
5.14(a)(i)	U.S. Benefit Plans
5.14(a)(vii)	Pension Plan Liability
5.14(a)(ix)	Change of Control Benefit Plan Matters
5.14(b)(i)	Foreign Benefit Plans
5.15(a)	Labor and Employment Matters
5.15(b)	Employee Census
5.15(c)	Limitada Labor Benefits
5.16	Insurance Policies
5.17(a)	Compliance with Laws
5.17(c)	Exceptions to Material Approvals From Governmental Authorities
5.18(a)	Owned Real Property
5.18(b)	Leased Real Property
5.18(c)	Exceptions to Leased Real Property
5.18(d)	Other Owned Real Property and Leased Real Property Matters
5.19(a)	Compliance with Environmental Laws
5.19(b)	Environmental Conditions
5.20	Affiliate Contracts
5.23	Bank Accounts; Powers of Attorney
5.24	Commercial Agents

5.25	Business Receivables Exceptions

BUYERS’ SCHEDULE

6.4	No Authorizations or Consents of Buyers

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated September 1, 2023 (this “Agreement”), is by and among Packfilm US, LLC, a Delaware limited liability company (“Packfilm”), Film Trading Importacao e Representacao Ltda., a Brazilian limited liability company (“Film Trading” and together with Packfilm, “Buyers” and each, a “Buyer”), Terphane LLC, a Delaware limited liability company (“Terphane LLC”), Terphane Limitada, a Brazilian limited liability company (“Limitada” and together with Terphane LLC, the “Companies” and each, a “Company”), Tredegar Film Products (Latin America), Inc., a Virginia corporation (“LatAm”), Terphane Acquisition Corporation II, a Cayman Islands exempted company (“Tac II”), TAC Holdings, LLC, a Virginia limited liability company (“TAC”), Tredegar Investments LLC, a Virginia limited liability company (“Investments” and together with LatAm, Tac II and TAC, “Sellers” and each, a “Seller”), and Tredegar Corporation, a Virginia corporation, in its capacity as representative of the Sellers (in such capacity, “Sellers’ Representative”) and for the purposes of guaranteeing Sellers’ payment and performance obligations hereunder (in such capacity, “Sellers’ Parent”), and Oben Holding Group S.A.C., a Peruvian company in its capacity as representative of the Buyers (in such capacity, “Buyers’ Representative”) and for the purposes of guaranteeing Buyers’ payment and performance obligations hereunder (in such capacity, “Buyers’ Parent”).

RECITALS

A. Tac II owns 100% of the issued and outstanding and uncertificated membership interests of Terphane LLC (the “Interests”).

B. Sellers collectively own all 140,478,353 of the issued and outstanding quotas, with a par value of R$1.00, of Limitada (the “Quotas” and together with the Interests, the “Purchased Equity”).

C. Tac II desires to sell the Interests to Packfilm, and each Seller desires to sell the Quotas owned by it to Film Trading, and Packfilm and Film Trading desire to purchase from the applicable Seller all of the Interests or the Quotas, as applicable, owned by such Seller on the terms and conditions set forth herein.

D. On the date hereof, Buyers’ Parent is the ultimate owner of all the issued and outstanding Capital Stock of both Buyers, desires to guaranty the Buyers’ Guaranteed Obligations (as defined in Buyers’ Parent’s Guaranty following the signature pages to this Agreement) and, in its capacity as Buyers’ Representative, serve as representative for Buyers in connection with the transactions contemplated by this Agreement as set forth herein.

E. After the date hereof and prior to the Closing Date, Buyers’ Parent intends to implement an internal restructuring that will result in Buyer’s Parent being controlled by another Person in the same economic group. Notwithstanding the foregoing, Buyers’ Parent will continue to guarantee Buyers’ obligations under this Agreement.

F. Sellers’ Parent, which is the ultimate owner of all the issued and outstanding Capital Stock of the Sellers, desires to guaranty the Sellers’ Guaranteed Obligations (as defined in Sellers’ Parent’s Guaranty following the signature pages to this Agreement) and, in its capacity as

Sellers’ Representative, serve as representative for Sellers in connection with the transactions contemplated by this Agreement as set forth herein.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Accounting Principles” shall have the meaning set forth under the heading “Accounting Principles” in the Financial Statements attached to Schedule 5.8.

“Action” means any action, legal dispute, audit, claim, suit, proceeding, arbitration, mediation, investigation or inquiry (whether civil, criminal or administrative).

“Adjustment Amount” means the sum of the Net Working Capital Adjustment and the amount of Cash and Cash Equivalents, less the sum of Closing Indebtedness and Transaction Expenses.

“Adjustment Escrow Account” means the segregated account established under the Escrow Agreement into which the Adjustment Escrow Amount is deposited.

“Adjustment Escrow Amount” means $11,152,714.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Benefit Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA), whether or not subject to ERISA, and each retirement, pension, deferred compensation, equity, equity appreciation, option retirement, pension, deferred compensation, equity, equity appreciation, option, or other equity-based program, fringe benefit plan, accidental death and dismemberment insurance, life insurance, welfare, health insurance benefits (including, without limitation, medical, mental health, dental, vision, accident, and hospitalization insurance), short- and long-term disability, flexible spending account programs, bonus or incentive compensation, employment, consulting, severance, paid time off, vacation, profit sharing and bonus plans and agreements, retention, change in control or other plan, program, agreement or arrangement providing employee or executive compensation or benefits.

“Brazil Transfer Document” means the amendment to the articles of association of Limitada, in the form attached as Exhibit A by and among Sellers and Film Trading.

“Brazilian Tax” means any Tax imposed by any federal, state, provincial, municipal or local government or governmental authority, regulatory or administrative agency, governmental commission, municipality, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) of the nation of Brazil or any political subdivision thereof.

“Brazilian Withholding Tax Amounts” means the amount of Brazilian Tax to be withheld at Closing and on each applicable date following Closing upon which a payment to one or more Sellers may be made in accordance with Section 11.8(i), and each, a “Brazilian Withholding Tax Amount”.

“Business” means the business owned and operated by the Companies of manufacturing, marketing, selling and distributing polyethylene terephthalate (PET) resins and PET-based films in the United States, Latin America and Europe for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in (a) the City of New York, State of New York, United States of America, (b) the City of São Paulo, State of São Paulo, Brazil, (c) the City of Cabo de Santo Agostinho, State of Pernambuco, Brazil, (d) the City of Recife, State of Pernambuco, Brazil, or (e) the City of Lima, Province of Lima, Peru, are authorized or required by Law to close.

“CADE” means the Brazilian Conselho Administrativo de Defesa Econômica (Administrative Council for Economic Defense).

“CADE’s Clearance” means (a) a final and effective Order issued by CADE formally approving the consummation of Closing and the transactions contemplated hereby; or (b) the expiration of the formal review period provided for under article 88, paragraphs 2 and 9, of Brazilian Law No 12.529/2011 without a final decision being adopted by CADE.

“Capital Stock” means: (a) any shares, quotas, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, PL 116-136, as amended, and the regulations promulgated thereunder and all frequently asked questions, notices or other guidance (including IRS Notice 2020-65), interim rules, or final rules issued by any Governmental Authority related thereto.

“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents of the Companies as of the Effective Time, but without giving effect to, the Closing, determined in accordance with the Accounting Principles, which amounts are reflected in the combined balance sheets of the Companies included in the Financial Statements as deemed distributions under the heading “Parent’s net investment.”

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Companies outstanding as of the Effective Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competition Laws” means the applicable Laws regulating antitrust, competition or merger control matters.

“Confidentiality Agreement” means that certain Confidentiality Agreement, executed as of February 12, 2021, from JP Morgan on behalf of Sellers’ Parent and executed by Sellers’ Parent and Oben Holding Group S.A.C., as amended by that certain First Amendment thereto executed as of November 1, 2022 by Sellers’ Parent and Oben Holding Group S.A.C.

“Contract” means any written contract, agreement, indenture, guarantee, note, bond, loan, lease, sublease, mortgage, license, sublicense, franchise agreement, undertaking or other legally binding commitment, including any amendment, renewal or other supplement with respect thereto.

“Current Assets” means the combined current assets of Limitada, Terphane LLC and the Companies, determined in accordance with the Accounting Principles, which current assets shall include only the line items set forth on the Latest Balance Sheet under the heading “Current Assets,” and no other assets (and, for the avoidance of doubt, shall exclude Cash and Cash Equivalents included in the Adjustment Amount and shall exclude income Taxes).

“Current Liabilities” means the combined current liabilities of Limitada, Terphane LLC and the Companies, determined in accordance with the Accounting Principles, which current liabilities shall include only the line items set forth on the Latest Balance Sheet under the heading “Current Liabilities,” in which shall be included, among other things, the line items referring to non-income Taxes and no other liabilities (and, for the avoidance of doubt, shall not include any amounts with respect to Cash and Cash Expenses, Transaction Expenses and Closing Indebtedness included in the Adjustment Amount and shall exclude income Taxes).

“Effective Time” means 11:59 p.m. on the Closing Date.

“Environmental Law” means any Law (including common law) or Order applicable to either Company and legally binding regulations of a Governmental Authority relating to or imposing responsibility or standards of conduct with respect to (a) pollution and protection of the environment (including without limitation, ambient air, soil, underground, surface water or groundwater) or natural resources, (b) the presence, generation, use, manufacture, import, export, transport, management, handling, treatment, storage, disposal, distribution, labeling, discharge, release or threatened release, remediation or cleanup of, or exposure to, any Hazardous Substance, or (c) the protection of human health and safety (other than Laws relating to labor and employment matters addressed under Section 5.15).

“Equity and Bankruptcy Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, (b) general principles of equity and, (c) with respect to the

Laws of Brazil, the general principles of probity and good faith and of the social function of contract and of property.

“Equity Awards” has the meaning set forth under subsection (A) of Schedule 5.14(a)(ix).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person, whether or not incorporated, that together with either Company is, or at any relevant time was, treated as a “single employer” under Section 414 of the Code.

“Escrow Accounts” means the Adjustment Escrow Account, the Identified Tax and Labor Matters Escrow Account and the Indemnity Escrow Account, and each, an “Escrow Account.”

“Escrow Agent” means Banco J.P. Morgan S.A., a financial institution headquartered in the City of São Paulo, State of São Paulo, Brazil.

“Escrow Agreement” means the Escrow Agreement, in substantially the form attached hereto as Exhibit B, by and among Film Trading, Sellers’ Representative and Escrow Agent.

“Escrow Amount” means an amount equal to the sum of the Adjustment Escrow Amount, the Identified Tax and Labor Matters Escrow Amount and the Indemnity Escrow Amount.

“Foreign Benefit Plan” means any Benefit Plan, other than any plan, program or arrangement required to be maintained by applicable Law or any government-sponsored plan, program or arrangement, which is maintained, contributed to, or required to be contributed to, by either Company on behalf of any current or former employees, officers, directors, or consultants of either Company who are not or, if former employees, officers, directors, or consultants, were not, U.S. tax residents or based in the U.S.

“Fraud” means, (a) with respect to Sellers’ and the Companies’ express making of the representations and warranties in Article IV and Article V, respectively, any Seller or either Company, as applicable (i) makes a false representation or omission of material fact made in Article IV and Article V; (ii) with actual knowledge or reckless indifference to the truth that such representation is false or material fact is omitted; (iii) with an intention to induce either Buyer to act or refrain from acting in reliance upon it; (iv) causing such Buyer to reasonably rely upon such false representation and, based on such reliance, to take or refrain from taking action; and (v) causing such Buyer to suffer Losses or injury by reason of such reliance; or (b) with respect to Buyers’ express making of the representations and warranties in Article VI, either Buyer (i) makes a false representation or omission of material fact made in Article VI with actual knowledge or reckless indifference to the truth that such representation is false or material fact is omitted; (iii) with an intention to any Seller to act or refrain from acting in reliance upon it; (iv) causing such Seller to reasonably rely upon such false representation and, based on such reliance, to take or refrain from taking action; and (v) causing such Seller to suffer Losses or injury by reason of such reliance; provided, however, for the avoidance of doubt, that “Fraud” shall not include any type of constructive fraud or negligent misrepresentation or omission, or any form of fraud premised on negligence.

“GAAP” means United States generally accepted accounting principles, consistently applied, at the time of the preparation of the subject financial statement.

“Governmental Authority” means: (a) any federal, state, provincial, municipal, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, municipality, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any organization of multiple nations, (c) any self-regulatory organization; or (d) any political subdivision of any of the foregoing.

“Hazardous Substance” means any of the following subject to regulation under an Environmental Law: (a) any pollutant, contaminant or waste; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or waste; or (c) petroleum, its derivatives, by-products and other hydrocarbons.

“Identified Tax and Labor Matters Escrow Account” means the segregated account established under the Escrow Agreement into which the Identified Tax and Labor Matters Escrow Amount is deposited.

“Identified Tax and Labor Matters Escrow Amount” means $8,000,000.

“Incentive Awards” has the meaning set forth under subsection (A) of Schedule 5.14(a)(ix).

“Indebtedness” means (without duplication of any of the clauses below or any amounts specifically taken into account in the Net Working Capital Adjustment or in the calculation of Transaction Expenses): (a) any indebtedness or other obligation of either Company for borrowed money, whether current, short-term or long-term and whether secured or unsecured, excluding trade payables incurred in the ordinary course of business; (b) any indebtedness of either Company evidenced by any note, bond, debenture or other security or similar instrument; (c) any net liabilities of either Company with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, except foreign currency derivative assets or liabilities classified as Current Assets or Current Liabilities; (d) any liabilities of either Company for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); (e) any liability of either Company in respect of a “finance lease” as reflected on the Latest Balance Sheet in accordance with GAAP, including Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time; (f) any indebtedness (including the types specified in subsections (a) through (e) of this definition) that either Company guarantees or with respect to which either Company otherwise assures a creditor against loss (which, for the avoidance of doubt, does not include contingent reimbursement obligations in respect of letters of credit or surety bonds issued on behalf of either Company with respect to any of its purchases of supplies or equipment in the ordinary course of business); (g) any

Taxes (excluding deferred Taxes and net of any applicable deferred Tax assets) due and payable (an increase to Indebtedness) or recoverable (a decrease to Indebtedness) by either Company through and including the Closing Date but excluding any Tax liabilities of or with respect to either Company (i) that are payable by, or the responsibility of, Sellers pursuant to Section 2.4, Article XI and any other applicable provision of this Agreement, (ii) that are or were included in a consolidated Tax Return with Sellers’ Parent, or (iii) that are, were, or will be required to be settled directly by Sellers’ Parent or any of its Affiliates (other than either Company) with the applicable Tax Authority; and (h) any accrued interest, premiums, penalties (including prepayment penalties) and other obligations relating to the foregoing.

“Indemnity Escrow Account” means the segregated account established under the Escrow Agreement into which the Indemnity Escrow Amount is deposited.

“Indemnity Escrow Amount” means $625,000.

“Intellectual Property” or “Intellectual Property Rights” means any of the following, as they exist anywhere in the world: (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trademark and service mark registrations and registration applications, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) registered and unregistered copyrights, copyright registrations and registration applications, mask works, designs, and works of authorship, whether or not copyrightable, and applications for registration thereof; (d) trade secrets, know-how, inventions (whether or not patentable), processes, procedures, databases, confidential business information, discoveries, improvements, technology, business and technical information, data compilations and collections, tools, methods, processes, techniques and other proprietary information and rights therein; (e) computer software programs, including all source code, object code, specifications, designs, application programming interfaces, data files, databases, protocols and documentation related thereto; and (f) internet domain names, all associated web addresses, URLs, websites and web pages, rights to social media accounts and all content and data or other computer identifiers thereon or relating thereto.

“IP Licenses” means all licenses concerning Intellectual Property, including agreements granting either Company rights to use Intellectual Property owned by any Person and agreements granting any Person rights to use Intellectual Property owned by such Company.

“IRS” means the U.S. Internal Revenue Service.

“JP Morgan” means J.P. Morgan Securities LLC, a Delaware limited liability company.

“Knowledge” means, (a) when used in reference to any Seller or either Company, the actual knowledge, after having made commercially reasonable inquiries, of (i) Jose Bosco Silveira Jr., (ii) Alexandre Macedo and (iii) D. Andrew Edwards and (b) when used in reference to either Buyer, the actual knowledge, after having made commercially reasonable inquiries, of

Gonzalo Belaunde and Juan Jose Dorich. For the avoidance of doubt, the identification of the foregoing individuals is not intended to, and shall not, impose on any of such individuals any personal liability.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Leased Real Property” means the real property leased, occupied or used by either Company pursuant to a Lease, together with all buildings, improvements and fixtures thereon and all easements, rights of way and other appurtenances thereto.

“Leases” means any and all leases, subleases, licenses and other similar agreements in connection with the occupancy or use of real property, including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto.

“Lien” means any lien, encumbrance, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, conditional sale or assignment in security (alienação ou cessão fiduciária em garantia), option right, right of first refusal or preemption, right of first offer and in the case of real property, includes any easement, restriction, covenant, usufruct, condition, title defect or other imperfection of title, encroachment or other survey defect, option or other encumbrance, whether as a result of Law, Contract or claims of any nature.

“Material Adverse Effect” means any circumstance, change, effect, event, occurrence, state of facts or development that has a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Companies, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (a) general national, international or regional economic, social or financial conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any actual or threatened military or terrorist attack or any “act of God,” including weather, natural disasters, earthquakes, epidemics, pandemics or disease outbreaks (including the novel corona virus (and any resulting COVID-19, COVID-19 variants or related sickness)) or any sanctioned response by any Governmental Authority thereto; (b) changes in the Business or the industries in which the Companies operate; (c) any bankruptcy, insolvency or other financial distress of any customer or other counterparty of either Company; (d) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index or any change in currency exchange rates); (e) any matters that result from (i) any acts or omissions of either Buyer or (ii) any acts or omissions of any Seller or either Company carried out (or omitted to be carried out) with the written consent of Buyers’ Representative or at the written request or direction of Buyers’ Representative, in compliance with all applicable Laws; (f) an earthquake or other natural disaster; (g) the announcement or pendency of, or the taking of any action contemplated by, this Agreement and the transactions contemplated hereby; (h) the failure by the Companies, taken as a whole, to meet internal or third party projections or forecasts or any revenue or earning projections for any period in and of itself; (i) changes in Law, in any interpretation of any Law or in regulatory conditions in the jurisdictions in which the Companies operate; (j) the imposition of Orders or changes in or the removal of Orders currently in force, including changes or removals requested by the Company, with economic or commercial impact to the Business, including those concerning trade remedies (antidumping duties and/or countervailing duties and/or safeguards); (k) changes in GAAP or any interpretation thereof; or (l) matters disclosed in the Schedules; except, to the extent such events, changes, circumstances or effects affect the Companies (taken as a whole) in a substantially disproportionate adverse manner relative to the other participants in the segments of such industries in which the Companies engage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Net Working Capital” means Current Assets, less Current Liabilities as determined in accordance with the Accounting Principles, each calculated as of the Effective Time and without giving effect to the Closing. For avoidance of doubt, the Parties agree that the current assets and current liabilities described in the Accounting Principles shall be the only items included in Current Assets and Current Liabilities for the purposes of the calculation of Net Working Capital.

“Net Working Capital Adjustment” means Net Working Capital less $21,800,000, expressed as a positive number if positive, and as a negative number if negative.

“Order” means any order, decision, judgment, writ, injunction, decree, award, injunction or other determination of any Governmental Authority or any judge, arbitrator or arbitration panel.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Real Property” means the real property owned by either Company, together with all buildings, improvements and fixtures located thereon and all appurtenances relating thereto.

“Parties” means the parties listed on the signature pages to this Agreement, and each, a “Party.”

“Permitted Liens” means any of the following (a) Liens for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable; (b) Liens for Taxes being contested in good faith by appropriate proceedings by or on behalf of either Company, for which there are adequate reserves on the financial statements of the applicable Persons (if such reserves are required pursuant to GAAP) and which individually or in the aggregate, do not materially affect the Company contesting the Taxes; (c) inchoate mechanics’, carriers’, workers’, repairers’, suppliers’, vendors’, landlords’, lessors’ and similar Liens arising or incurred in the ordinary course of business and within usual terms of sale adopted under the normal practice of the relevant Company; (d) Liens which do not, individually or in the aggregate, interfere in any material respect with the present use or occupancy of the Real Property and are (i) encumbrances, easements, quasi easements, licenses, covenants, rights of way, utility agreements, restrictions, encroachments and other real property Liens, (ii) conditions that may be shown by a current ATLA/ACSM survey of such Real Property with all Table A requirements shown thereon or (iii) zoning, building and land use Liens; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) Liens on goods in transit incurred pursuant to documentary letters of credit or surety bonds that arise or are incurred in the ordinary course of business and do not materially affect the relevant Company; and (g) those Liens that are set forth on Annex I.

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Post-Closing Tax Period” means, with respect to each Company, any taxable period (or portion thereof) beginning after the Closing Date.

“Post-Signing Credit Facility” has the meaning set forth in Annex 7.1(a).

“Pre-Closing Tax Period” means, with respect to each Company, any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Schedules” means, with respect to Sellers and the Companies, the disclosure schedules delivered by Sellers and the Companies under Article IV and Article V, respectively, and with respect to Buyers, the disclosure schedules delivered by Buyers under Article VI.

“Sellers’ and the Companies’ Fundamental Representations” means the representations and warranties of Sellers or the Companies, as applicable, set forth in Sections 4.1 (Organization of Sellers), 4.3 (Due Authorization of Sellers), 4.7 (Title to Purchased Equity), 4.8 (Sellers’ Brokers), 5.1 (Organization of the Companies), 5.2 (Due Authorization of the Companies), 5.5 (Purchased Equity), 5.6 (Subsidiaries), and 5.21 (Companies’ Brokers).

“Sellers’ Parties” shall mean each Seller and each of its equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, beneficiaries, heirs, successors or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, beneficiary, heir, successor or assign of any of the foregoing), and each, a “Sellers’ Party.”

“SIC” means the Superintendencia de Industria y Comercio (Superintendency of Industry and Commerce), from the Republic of Colombia.

“SIC’s Clearance” means (a) a final and effective Order issued by SIC formally approving the consummation of Closing and the transactions contemplated hereby and the issuance of the certificate confirming that the SIC’s decision is final; or (b) the expiration of the formal review period provided under the applicable Law without a final decision being adopted by SIC.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other subsidiary of such specified Person) (a) owns, directly or indirectly, more than 50% of the voting stock or other interests, the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity, or (b) controls the management.

“Tax” means any taxes, contributions, fees, charges or similar taxations (including any interest, fines, monetary correction, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) assessed by, imposed by or payable to any Tax Authority, including: (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, unclaimed property, capital stock, branch, payroll, estimated and other withholding, employment, social security, unemployment, disability, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and other taxes of any type or nature, including contributions related to the Mandatory Fund for Unemployment Benefit—FGTS.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment or collection of any Tax or the administration of any Laws relating to Taxes.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement filed with a Tax Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Terphane Holdings” means Terphane Holdings, LLC, a Delaware limited liability company and the owner of all of the Capital Stock of Tac II.

“Transaction Documents” means this Agreement and the other agreements and instruments delivered pursuant hereto, and each, a “Transaction Document.”

“Transaction Expenses” means the following fees, costs and expenses incurred or subject to reimbursement by either Company, Sellers’ Parent or any of the Sellers (without duplication), in each case in connection with the transactions contemplated hereby and incurred and not paid prior to the Closing: (a) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, Taxes in connection with binding the R&W Policy, and other fees and expenses of such policy, up to a maximum amount of $650,000; and (d) any fees, costs and expenses incurred by, or payment obligations of, either Company and related to any transaction bonus (which, for the avoidance of doubt, include any payments under the Equity Awards and the Incentive Agreements that are due upon Closing) discretionary bonus, success fee, equity award, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payment obligations to any employee of either Company or Sellers’ Parent or any of their Affiliates as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement; provided, however, that, for the avoidance of doubt, this clause (d) will not apply to any such payment obligations that may be incurred by either Company or Sellers’ Parent or any of their Affiliates as a result of the termination of an employee’s employment after the Closing; (e) 50% of the fees and expenses to obtain the Tail Policy; and (f) 50% of the fees and expenses of the Escrow Agent; provided, however, that “Transaction Expenses” will not include any obligations of Sellers’ Parent under the Equity Awards and Incentive Agreements that become due after the Closing, which obligations will not be included in the calculation of Estimated Purchase Price or Final Purchase Price.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S. Benefit Plan” means any Benefit Plan, other than any plan, program or arrangement required to be maintained by applicable Law or any government-sponsored plan, program or arrangement, which is maintained, contributed to, or required to be contributed to, by either Company or any ERISA Affiliate for the benefit of or on behalf of any current or former employees, officers, directors, or consultants of either Company who are or, if former employees, officers, directors, or consultants were, U.S. tax residents or based in the U.S.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
Accounting Firm	2.3(b)
Accounting Principles	5.8
Adjustment Escrow Amount Excess	2.3(d)(iii)
Adjustment Escrow Amount Shortfall	2.3(d)(iii)
Adjustment Shortfall	2.3(d)(iii)
Affiliate Contracts	5.19(a)
Agreement	Preamble
Alternative Accounting Firm	11.3(c)
Annual Term	11.5(c)
Anti-Corruption Representations	11.1(a)(iii)
Antitrust Governmental Authority	7.4(d)(i)
Appeal Expenses	11.3(c)
Approved Counsel	11.3(c)
Base Consideration	2.2(a)
Binder Agreement	6.10
Brazilian Tax Representations	11.1(a)(iii)
Business IP	5.12(b)
Buyers or Buyer	Preamble
Buyers’ 401(k) Plan	7.6(f)
Buyers’ Approvals	6.4
Buyers’ Fundamental Representations and Warranties	9.1
Buyers’ Indemnified Party or Parties	11.2(a)
Buyers’ Parent or Buyers’ Representative	Preamble
Closing	3.1
Closing Date	3.1

Term	Section
Closing Statement	2.3(a)
Closing Brazilian Withholding Tax Amount	2.2(b)
Closing Brazilian Withholding Tax Amount Overpayment	2.3(d)(iii)
Closing Transaction Expenses	2.2(b)
Companies	Preamble
Companies Allocation Schedule	11.8(g)
Companies’ Approvals	5.4
Consents	7.4(a)
Contest	11.8(e)(i)
Continuation Period	7.6(a)
Continuing Employees	7.6(a)
DCFSA	7.6(e)
Direct Claim	11.3(d)
Dispute	2.3(b)
Estimated Adjustment Amount	2.2(b)
Estimated Purchase Price	2.2(a)
Film Trading	Preamble
Final Brazilian Withholding Tax Amount	2.3(a)
Final Purchase Price	2.3(d)(i)
Financial Statements	5.8
HCFSA	7.6(e)
Identified Labor Matters	11.2(a)(iii)
Identified Tax and Labor Matters	11.2(a)(iii)
Identified Tax and Labor Matters Indemnity Cap	11.4(e)
Identified Tax and Labor Matters Update Date	11.5(b)
Identified Tax Matters	11.2(a)(iii)
Indemnified Party	11.3(a)
Indemnified Persons	7.7
Indemnifying Party	11.3(a)
Indemnity Escrow Release Date	11.1(c)
Indemnity Reduction Amounts	11.4(l)
Insurance Policies	5.16
Interests	Recitals
Interim Breach	7.8(a)
Investments	Preamble
LatAm	Preamble
Latest Balance Sheet	5.8
Lessee	5.18(b)
Limitada	Preamble
Losses	11.2(a)
Material Contracts	5.11(a)
Minor Claim	11.4(a)
Non-Party Affiliates	12.13
Notice of Claim	11.3(a)
Objections Statement	2.3(b)

Term	Section
Packfilm	Preamble
Post-Closing Tax Returns	11.8(b)(ii)
PPACA	5.14(a)(v)
Pre-Closing Statement	2.2(b)
Pre-Closing Tax Returns	11.8(b)(i)
PTO	7.6(d)
Purchased Equity	Recitals
Purchase Price	2.2(a)
Purchase Price Excess	2.3(d)(iii)
Purchase Price Shortfall	2.3(d)(ii)
Quotas	Recitals
R&W Policy	6.10
Registered IP	5.12(a)
Schedule Supplement	7.8(a)
Schedule Supplement Provider	7.8(a)
Schedule Supplement Recipient	7.8(a)
Sellers or Seller	Preamble
Sellers’ 401(k) Plan	7.6(f)
Sellers’ Approvals	4.5
Sellers’ Indemnified Party or Parties	11.1(b)
Sellers’ Legal Advisor or Advisors	12.12
Sellers’ Parent or Sellers’ Representative	Preamble
Straddle Period	11.8(a)
Straddle Tax Returns	11.8(b)(ii)
TAC	Preamble
Tac II	Preamble
Tail Policy	7.7
Termination Date	10.1(d)
Terphane LLC	Preamble
Terphane LLC Allocation Schedule	11.8(g)
Terphane LLC Co-Owned Patent	5.12(a)
Third Party Claim	11.3(b)
Threshold Amount	11.4(a)
Transfer Taxes	11.8(f)
U.S. Health Plan	5.14(a)(vi)
WARN Act	7.1(a)(xiii)
Withholding Tax Amount	2.4

1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars,” “$,” and “USD” mean U.S. dollars;

(d) the terms “Reais,” “R$” and “BRL” mean Brazilian Real (reais);

(e) references herein to a specific Section, Subsection, Recital, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Annexes or Exhibits of this Agreement;

(f) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns, except that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(k) if the last day for the giving of any notice or the performance of any act, including any payment, required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(l) the term “good standing (or equivalent concept)” only applies to jurisdictions where such concept is recognized by applicable Law; and

(m) unless otherwise specified herein, all amounts to be paid hereunder by one Party to another Party shall be paid in Dollars.

ARTICLE II

PURCHASE AND SALE OF PURCHASED EQUITY

2.1 Purchase and Sale of the Purchased Equity. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (a) Tac II shall sell, assign, transfer and convey to Packfilm free and clear of any Liens, and Packfilm shall purchase and acquire from Tac II, all of the Interests; and (b) Sellers shall sell, assign, transfer and convey to Film Trading, free and clear of any Liens, and Film Trading shall purchase and acquire from Sellers, all of the Quotas; in exchange for cash consideration equal to the Purchase Price.

2.2 Calculation of Purchase Price.

(a) Estimated Purchase Price. The purchase price for the Purchased Equity (the “Purchase Price”) shall be $116,000,000 (the “Base Consideration”) plus the Adjustment Amount (if the Adjustment Amount is a positive number) or less the absolute value of the Adjustment Amount (if the Adjustment Amount is a negative number). At the Closing, Buyers shall pay in accordance with Section 3.2(b)(i) an amount equal to the Base Consideration plus the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a positive number) or less the absolute value of the Estimated Adjustment Amount (if it is a negative number) (the “Estimated Purchase Price”) less the Closing Brazilian Withholding Tax Amount less the Escrow Amount. The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.3.

(b) Pre-Closing Statement and Transaction Expenses. Not fewer than two Business Days prior to the Closing Date, (i) Sellers’ Representative shall deliver to Buyers’ Representative a statement (the “Pre-Closing Statement”) setting forth Sellers’ Representative’s good faith estimates of (A) Cash and Cash Equivalents, (B) Closing Indebtedness, (C) Transaction Expenses, (D) Net Working Capital Adjustment, and, based on the foregoing, (E) the Adjustment Amount, in each case determined in accordance with the Accounting Principles (clause (E) being the “Estimated Adjustment Amount”), (F) the Brazilian Withholding Tax Amount, calculated and to be paid by Film Trading to the Brazilian Tax Authority in accordance with Section 11.8(i), due on the amount obtained by subtracting the Escrow Amount from the Estimated Purchase Price (the “Closing Brazilian Withholding Tax Amount”), and (G) the Estimated Purchase Price, together with all calculations of the items referred in clauses (A), (B), (C), (D), (E), (F) and (G) of this Section 2.2(b) and all supporting documentation for such estimates and any additional information reasonably requested by Buyers’ Representative, and (ii) Sellers’ Representative shall deliver to Buyers’ Representative final invoices and wire instructions with respect to all Transaction Expenses, which will be paid at the Closing (the “Closing Transaction Expenses”).

(c) Escrow Amount. At the Closing, Buyers shall deposit a portion of the Purchase Price, by wire transfer of immediately available funds to the Escrow Agent, in an amount in Brazilian currency (Reais) equal to the Escrow Amount into the Escrow Accounts as designated on the Pre-Closing Statement. The Escrow Amount shall be converted into Reais, using the applicable conversion rate as informed by the Brazilian Central Bank for the relevant date of deposit. The Escrow Amount will be disbursed from the Escrow Accounts in accordance with the terms of Sections 2.3(d), 11.1, 11.3 and 11.5, as applicable, and the Escrow Agreement.

2.3 Purchase Price Adjustment.

(a) Closing Statement. Within 120 days following the Closing Date, Buyers’ Representative shall prepare and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth Buyers’ Representative’s determination of (i) Cash and Cash Equivalents, (ii) Closing Indebtedness, (iii) Transaction Expenses, (iv) Net Working Capital, and (v) the Adjustment Amount, in each case determined in accordance with the Accounting Principles and definitions herein, (vi) the revised Closing Brazilian Withholding Tax Amount, calculated and to be paid by Film Trading to the Brazilian Tax Authority in accordance with Section 11.8(i), due on the amount obtained by subtracting the Escrow Amount from the Purchase Price (the “Final Brazilian Withholding Tax Amount”), and (vii) the Purchase Price resulting from Buyers’ Representative’s calculations set forth in such Closing Statement. If Buyers’ Representative does not deliver the Closing Statement within such 120-day period, Sellers’ Representative shall have the right to, at its option, by written notice to Buyers’ Representative, (A) cause Buyers’ Representative to prepare the Closing Statement, or (B) declare the Pre-Closing Statement and Cash and Cash Equivalents, Closing Indebtedness, Transaction Expenses, the Net Working Capital Adjustment, the Estimated Adjustment Amount, the Closing Brazilian Withholding Tax Amount, and the Estimated Purchase Price contained in the Pre-Closing Statement final and binding on the Parties. If Buyers’ Representative delivers the Closing Statement, following delivery thereof, Buyers’ Representative shall provide Sellers’ Representative with access to any supporting documentation for the Closing Statement that Sellers’ Representative may reasonably request.

(b) Dispute Resolution. Within 45 days after Sellers’ Representative receipt of the Closing Statement, Sellers’ Representative shall deliver to Buyers’ Representative a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”). If Sellers’ Representative does not deliver an Objections Statement within such 45-day period, then the Closing Statement shall become final and binding upon all Parties. If Sellers’ Representative does deliver an Objections Statement within such 45-day period, then Sellers’ Representative and Buyers’ Representative shall negotiate in good faith for ten days following Buyers’ Representative receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”). After such ten-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all Parties. If Sellers’ Representative and Buyers’ Representative are unable to resolve all objections during such ten-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by Ernst & Young LLP (the “Accounting Firm”); provided, however, that if on such date, such firm has a conflict of interest in the Dispute or is not able or willing to serve in such capacity, then the first firm listed on Annex 2.3(b) in order of appearance on Annex 2.3(b) that does not have a conflict of interest and is willing to serve as the Accounting Firm shall be deemed the Accounting Firm. The Accounting Firm shall be instructed to resolve only such remaining Disputes that Sellers’ Representative and Buyers’ Representative have been unable to resolve in accordance with the terms of this Agreement as soon as reasonably practicable after such Disputes are submitted to the Accounting Firm and in any event, within 60 days after submission. The Accounting Firm shall act as an expert and not an arbitrator. The resolution of such Disputes by the Accounting Firm will (i) be set forth in writing, (ii) be within the range of Buyers’ Representative’s position in the Closing Statement and Sellers’ Representative’s position in the Objections Statement, and (iii) be final and binding on Buyer and Seller absent fraud or manifest mathematical error. Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon Seller and Buyer.

(c) Fees and Expenses of Accounting Firm. The fees, costs and expenses of the Accounting Firm shall be allocated between Buyers, on the one hand, and Sellers, on the other hand, based upon the percentage by which the portion of the Disputes not awarded to each Party bears to the amount actually contested by such Party. For example, if Sellers’ Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyers’ Representative and if the Accounting Firm ultimately resolves the Dispute by awarding to Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to Buyers and 70% (i.e., 700 ÷ 1,000) to Sellers.

(d) Final Purchase Price.

(i) As used herein, “Final Purchase Price” means (A) if Buyers’ Representative fails to deliver the Closing Statement timely and Sellers’ Representative elects to declare the Pre-Closing Statement final in accordance with Section 2.3(a), the Estimated Purchase Price set forth in the Pre-Closing Statement, (B) if Sellers’ Representative fails to deliver an Objections Statement in accordance with Section 2.3(b), the Purchase Price as set forth in the Closing Statement, or (C) if the Adjustment Amount is resolved by Buyers’ Representative and Sellers’ Representative or by submission of any remaining Disputes to the Accounting Firm, as contemplated by Section 2.3(b), the Purchase Price as so resolved.

(ii) If the Final Purchase Price is greater than the Estimated Purchase Price (the amount of such excess, the “Purchase Price Shortfall”), then (A) Buyers’ Representative and Sellers’ Representative will jointly instruct the Escrow Agent to pay to (1) Sellers’ Representative, for further distribution to Sellers, an amount equal to the Adjustment Escrow Amount less the Brazilian Withholding Tax Amount calculated thereon to be paid by Film Trading to the Brazilian Tax Authority, all in accordance with Section 11.8(i), and (2) Film Trading such applicable Brazilian Withholding Tax Amount to be paid by Film Trading to the Brazilian Tax Authority, all in accordance with Section 11.8(i), and (B) Buyers shall pay to Sellers’ Representative, for further distribution to Sellers, in cash, by wire transfer of immediately available funds to an account or accounts designated by Sellers’ Representative in writing, the Purchase Price Shortfall less the applicable Brazilian Withholding Tax Amount calculated thereon to be paid by Film Trading to the Brazilian Tax Authority, all in accordance with Section 11.8(i).

(iii) If the Final Purchase Price is less than the Estimated Purchase Price (the absolute amount of such shortfall, the “Purchase Price Excess”), then if (A) the Adjustment Escrow Amount is greater than the Purchase Price Excess (the amount of such excess, the “Adjustment Escrow Amount Excess”), then Buyers’ Representative and Sellers’ Representative will jointly instruct the Escrow Agent to pay (1) (x) to Sellers’ Representative, for further distribution to Sellers,, an amount equal to the Adjustment Escrow Amount Excess less the sum of Brazilian Withholding Tax Amount calculated thereon and the Closing Brazilian Withholding Tax Overpayment, and (y) to Film Trading, such applicable Brazilian Withholding Tax Amount to be paid by Film Trading to the Brazilian Tax Authority less the Closing Brazilian Withholding Tax Overpayment, all in accordance with Sections 2.2, 2.3 and 11.8(i), and (2) to Buyers, the amount of the Purchase Price Excess to an account or accounts designated in writing by Buyers’ Representative to the Escrow Agent; or (B) the Purchase Prices Excess is equal to or greater than the Adjustment Escrow Amount (the amount of such shortfall, the “Adjustment Escrow Amount Shortfall”), then (1) Buyers’ Representative and Sellers’ Representative will jointly instruct the Escrow Agent to pay to Buyers the entire Adjustment Escrow Amount from the Adjustment Escrow Account to an account or accounts designated by Buyers’ Representative in writing to the Escrow Agent, and (2) Sellers’ Parent shall pay to Buyers in immediately available funds to an account or accounts specified by Buyers’ Representative, the Adjustment Escrow Amount Shortfall, if any. For the purposes of this Section 2.3(d)(iii), “Closing Brazilian Tax Overpayment” means an amount equal to the Closing Brazilian Withholding Tax Amount less the final Brazilian Withholding Tax Amount; provided, however, that if such amount is a negative number, it shall be deemed to be $0 and, in such a case of a negative number, the Sellers’ Representative and the Buyers’ Representative shall endeavor with their best efforts to obtain a refund of the Closing Brazilian Tax Overpayment for the account of the Sellers.

(iv) All payments made pursuant to this Section 2.3(d) shall be made within 15 Business Days of the determination of the Final Purchase Price. All payments made pursuant to this Section 2.3 shall be treated by the Parties for tax purposes as adjustments to the Purchase Price.

(e) Purpose of Section 2.3. This Section 2.3 is not intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Financial Statements and GAAP. Notwithstanding the foregoing sentence, Buyers retain all of their rights relating to Losses associated with either Company’s breach of the representations and warranties set forth in Section 5.8.

2.4 Tax Withholding Generally. Notwithstanding anything in this Agreement to the contrary, and although no tax withholding is currently anticipated other than the Brazilian Withholding Tax Amounts, which will be calculated, withheld and paid by Film Trading in accordance with Section 11.8(i), Buyers shall be entitled to deduct and withhold from amounts payable by Buyers to Sellers under this Agreement such amounts as they are required to deduct and withhold under applicable Law (such amounts, the “Withholding Tax Amount”), and the Parties will agree upon the Withholding Tax Amount prior to Closing; provided, however, that Buyers shall use commercially reasonable efforts after the date hereof to cooperate with Sellers to mitigate or eliminate the need to deduct and withhold such amounts provided Buyers consider, at its sole discretion, that any such mitigation or elimination is in full compliance with applicable Law; provided, further, that in no event will Buyers deduct and withhold from amounts payable by Buyers to Sellers under this Agreement a total amount in excess of the aggregate amount of the Brazilian Withholding Tax Amounts unless Sellers’ Representative agrees to such excess Withholding Tax Amount in writing prior to Closing. Deducted and withheld amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid by Buyers to Sellers. When requested, Buyers’ Representative shall provide Sellers’ Representative with proof of the payment of the deducted and withheld amount, including providing to Sellers’ Representative copies of any relevant receipts received or obtainable from a Tax Authority by Buyers or an Affiliate, and assist with any refund claims with respect to the deduction and withholding provided (i) Buyers consider that any such assistance is in full compliance with applicable Law and (ii) all the costs and expenses related to such refund claims will be assumed and paid by Sellers’ Representative. For the avoidance of doubt, a request for a refund of an overpayment of a Withholding Tax Amount based on an increase or decrease to the amount withheld on pursuant to the application of the provisions of Section 2.2, 2.3 or 11.2 shall be considered in full compliance with applicable Law. Notwithstanding any other provision of this Agreement and the other Transaction Documents, Buyers shall fully indemnify Sellers against claims relating to deductions and withholding amounts collected by Buyer under this Section 2.4 that Buyers did not properly remit, or did not cause to be properly remitted, to a Tax Authority within the legal term provided by the applicable Laws, whereas Sellers’ Representative shall fully indemnify Buyers’ Representative against claims by any Tax Authority that the deduction and withholding amounts were less than the amounts actually due under applicable Law and Sellers’

Representative shall be fully responsible for any difference assessed or claimed by any Tax Authority.

ARTICLE III

THE CLOSING

3.1 Closing; Closing Date. The closing of the sale and purchase of the Purchased Equity contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of documents and signatures on the third Business Day after the date on which all of the conditions to the Closing set forth in Article VIII and Article IX (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) shall have been satisfied or waived by the Party entitled to waive the same, or at such other date that Sellers’ Representative and Buyers’ Representative may agree in writing (such date when the Closing occurs is referred to as the “Closing Date”). The Closing will be deemed to occur at the Effective Time.

3.2 Transactions to Be Effected at Closing. At the Closing, the following transactions shall be effected by the Parties:

(a) Sellers’ Representative shall deliver or cause to be delivered to Buyers’ Representative each of the documents, certificates and items required to be delivered by Seller pursuant to Article VIII.

(b) Buyers shall:

(i) pay to Sellers’ Representative, for further distribution to Sellers, by wire transfer of immediately available funds to a bank account or accounts designated by Sellers’ Representative in the Pre-Closing Statement, an amount equal to the Estimated Purchase Price less the Escrow Amount less the Closing Brazilian Withholding Tax Amount less the Closing Transaction Expenses less Closing Indebtedness to be repaid at Closing;

(ii) pay the Closing Brazilian Withholding Tax Amount in the equivalent amount of Reais to the Brazilian Tax Authorities in accordance with Section 11.8(i);

(iii) pay, or cause to be paid, on behalf of the applicable Company or Seller, the Closing Transaction Expenses by wire transfer of immediately available funds as set forth on the Pre-Closing Statement;

(iv) pay, or cause to be paid, on behalf of the applicable Company, all of the Closing Indebtedness to be repaid at Closing to the Persons specified on the Pre-Closing Statement;

(v) pay to the Escrow Agent, for deposit into the Escrow Accounts, the Escrow Amount as described in Section 2.2(c); and

(vi) deliver, or cause to be delivered, to Sellers’ Representative each of the documents, certificates and items required to be delivered by Buyers pursuant to Article IX.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

Sellers represent and warrant to Buyers as follows as of the date hereof and as of the Closing Date:

4.1 Organization of Sellers. LatAm is duly organized and is validly existing as a corporation under the Laws of the Commonwealth of Virginia. Tac II is duly organized and validly existing as a Cayman Islands exempted company. TAC and Investments are duly organized and validly existing as limited liability companies under the Laws of the Commonwealth of Virginia. Sellers have the requisite power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted. Each Seller is duly licensed, qualified or registered to do business as a foreign Person (or equivalent concept) in all jurisdictions in which it is required to be so licensed, qualified or registered, except where failure to be so licensed or qualified (or equivalent concept) would not reasonably be expected to prevent, materially delay, materially impair or otherwise have a material adverse effect on, the ability of such Seller to enter into this Agreement or any other Transaction Document to which such Seller is a party or consummate the transactions contemplated hereby or thereby.

4.2 No Bankruptcy. No Seller has filed (or has had filed against it) any petition for its winding-up or bankruptcy, is not insolvent within the meaning of applicable Laws or similar requirements, has not made any assignment in favor of its creditors, nor has any petition for receivership or any administration order been presented in respect of any Seller. To the Knowledge of Sellers, there is no circumstance that could reasonably lead to such proceedings. No assets of any Seller have been subject to any seizure or other similar enforcement legal Action by any Governmental Authority, and no Seller has initiated any Action with respect to a compromise or arrangement with its creditors or for its bankruptcy, dissolution, liquidation or reorganization. No receiver or administrative receiver or liquidator has been appointed in respect of any Seller or any of its assets.

4.3 Due Authorization of Sellers. Each Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each other Transaction Document to which such Seller is a party and the consummation of transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or limited liability company, as applicable, action, and no other corporate or limited liability company, as applicable, proceeding, consent or authorization on the part of any Seller is necessary to authorize this Agreement, the other agreements contemplated hereby to which such Seller is a party or the transactions contemplated hereby or thereby. This Agreement, and the other Transaction Document to which Seller is a party, will be when executed and delivered by each Seller (assuming due authorization, execution and delivery of such agreements, documents and instruments by the other parties thereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, subject to the Equity and Bankruptcy Exceptions.

4.4 No Conflict. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party and, assuming that all Sellers’ Approvals have been properly obtained, the consummation of the transactions contemplated hereby and thereby do not and will not (a) breach, violate or conflict with any Organizational Documents of such Seller or (b) violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law or Order binding upon or applicable to such Seller.

4.5 No Authorizations or Consents of Sellers. No notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by any Seller with respect to such Seller’s execution or delivery of this Agreement or the other Transaction Documents to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby, except as has been given or obtained prior to the date hereof or set forth on Schedule 4.5 (the “Sellers’ Approvals”).

4.6 Litigation. There are no Actions before or by any Governmental Authority (and, to the Knowledge of Sellers, no such Action has been threatened) against or affecting any Seller or any of its assets (a) under any bankruptcy or insolvency Law or (b) that would reasonably be expected to affect adversely or restrict the ability of such Seller to enter into and perform such Seller’s obligations under this Agreement or any other Transaction Document to which such Seller is a party. No Seller is subject to any outstanding Order that prohibits or otherwise restricts the ability of such Seller to consummate fully the transactions contemplated hereby and thereby.

4.7 Title to Purchased Equity. Tac II is the sole and exclusive owner, beneficially and of record, of the Interests. The Quotas are owned beneficially and of record as follows: 56,851,352 by Tac II, one by TAC, 83,626,005 by LatAm and 995 by Investments. Other than the Purchased Equity, no Seller holds any Capital Stock of either Company, and no other Capital Stock of either Company is issued and outstanding. Each Seller has title to the Purchased Equity owned by it, free and clear of all Liens other than Liens that will be released at Closing. There is no corporate resolution pending implementation that would alter the Capital Stock of either Company. Upon transfer to Packfilm of the Interests and to Film Trading of the Quotas at Closing held by the applicable Seller, title to such Purchased Equity will pass to the applicable Buyer, free and clear of any Liens, subject, in the case of the Quotas, to the timely registration of the Brazil Transfer Document with the competent commercial registry. The sale and transfer of the Purchased Equity by Sellers as contemplated by this Agreement are not subject to any preemptive right, right of first refusal, option, warrant, purchase right, restriction or other Contract and all provisions of bylaws, agreements and applicable Laws that may affect the free transferability of the Shares have been complied with in all material respects since October 24, 2011 (other than any such right or restriction held by the applicable Company itself).

4.8 Sellers’ Brokers. Other than Sellers’ Parent’s engagement of JP Morgan as its investment banker in connection with the transactions contemplated hereby, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with this Agreement based upon arrangements made by Sellers’ Parent or any of its Affiliates.

4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, no Seller nor any other Person makes any other express or implied representation or warranty on behalf of Sellers.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

The Sellers and the Companies represent and warrant to Buyers as follows as of the date hereof and as of the Closing Date:

5.1 Organization of the Companies. Terphane LLC is duly organized and validly existing as limited liability company under the Laws of the State of Delaware. Limitada is duly incorporated and registered and has an active registration status before the relevant board of trade and national taxpayers’ register, under the Laws of Brazil. Each Company has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Company is duly licensed or qualified and is in good standing (or equivalent concept), where the concept of good standing (or equivalent concept) is applicable, in all other jurisdictions in which it is required to be so licensed or qualified. Schedule 5.1 sets forth each jurisdiction where Terphane LLC is qualified to do business as a foreign limited liability company.

5.2 Due Authorization of the Companies. Each Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which such Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Company of this Agreement and each other Transaction Document to which such Company is a party and the consummation of transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, and no other limited liability company proceeding, consent or authorization on the part of such Company is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement and the other Transaction Documents to which each Company is a party will be, when executed and delivered by such Company (assuming due authorization, execution and delivery of such agreements, documents and instruments by the other parties thereto) the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with their terms, subject to the Equity and Bankruptcy Exceptions. Since October 24, 2011, each Company’s governing bodies have complied in all material respects with corporate regulations under applicable Law, and the resolutions they have adopted do not violate in any material respect any applicable Law or such Company’s Organizational Documents.

5.3 No Conflicts of the Companies. Assuming that the Closing Indebtedness set forth on the Pre-Closing Statement is repaid at Closing in accordance with Section 3.2, the execution and delivery by either Company of this Agreement and by either Company of the other Transaction Documents to which they are parties and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) breach, violate or conflict with the Organizational Documents of either Company or any resolutions adopted by either Company’s governing bodies in connection with the transactions contemplated hereby;

(b) except as set forth on Schedule 5.3(b), violate, conflict with or result in a breach of or default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under, or accelerate the performance required under, any Material Contract to which either Company is a party or by which either Company’s assets are bound; or

(c) violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law or Order binding upon or applicable to either Company or result in the creation of any Lien upon any assets, properties or rights of either Company; or

(d) contravene, conflict with or result in a violation of, any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any material approval, material authorization or material permit from a Governmental Authority that is held by the Companies or that otherwise relates to the Business or to any of the assets or properties owned or used by either Company.

5.4 No Authorizations or Consents of the Companies. No notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by either Company with respect to the execution by such Company of this Agreement or the execution by such Company of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for those (a) as to which the failure to give or obtain would not, individually or in the aggregate, reasonably be excepted to be material and adverse to either Company, (b) that have been given or obtained prior to the date hereof, and (c) set forth on Schedule 5.4 (the items referred to in clauses (a) through (c), the “Companies’ Approvals”).

5.5 Purchased Equity. The Interests being acquired by Packfilm and the Quotas being acquired by Film Trading pursuant to this Agreement have been validly issued and represent all of the issued and outstanding Capital Stock of Terphane LLC and Limitada, respectively. There are no outstanding or authorized options, warrants, subscriptions, share syndication, claim or rights of conversion, preemptive rights, exchange, purchase rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of either Company to which such Company is a party or is bound and all material provisions of the Organizational Documents, agreements and applicable Laws that may affect the free transferability of the Shares have been complied with in all material respects since October 24, 2011. Neither Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the Sellers of the applicable Company on any matter. There are no Contracts to which either Company is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, such Company, or (b) vote or dispose of any Capital Stock of such Company. No Person (other than each Company itself and the Sellers, as long as they are still shareholders of Limitada) has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of either Company. Sellers have made available to Buyers a copy of the articles of association of Limitada setting forth the authorized quotas therein, the name of each quotaholder thereof, and the number of issued and outstanding quota held by each such quotaholder.

5.6 Subsidiaries. Neither Company has any Subsidiaries, nor, since Sellers’ Parent indirectly acquired the Capital Stock of the Companies on October 24, 2011, has either Company had any Subsidiaries.

5.7 Litigation; Orders; No Insolvency.

(a) Except as set forth on Schedule 5.7(a), (i) there are no material Actions pending, or to the Sellers’ and Companies’ Knowledge, threatened against or affecting either Company before any Governmental Authority; and (ii) neither Company is subject to or bound by, any material Order.

(b) The Companies are not a party to any bankruptcy, insolvency, reorganization, dissolution, liquidation, wind up or moratorium action, claim or proceeding against such Company and, no such Action is threatened against the Company. There is no circumstance that might lead to any such proceeding.

(c) The Companies are not insolvent or unable to pay their debts as they come due, and the Companies will not become insolvent or unable to pay their debts as they come due as a result of the consummation of the transactions contemplated by this Agreement.

5.8 Financial Statements. Attached to Schedule 5.8 are correct and complete copies of each of: (a) the unaudited combining and combined balance sheets of the Companies as of June 30, 2023 (the “Latest Balance Sheets”) and the related unaudited combining and combined interim statements of operations of the Companies stated in Dollars for the six-month period then ended; and (b) the unaudited combining and combined balance sheets of the Companies as of December 31, 2022 and the related unaudited combining and combined statements of operations of the Companies stated in Dollars for the year then ended, (c) the unaudited balance sheet of Limitada as of June 30, 2023 and the related unaudited interim statement of operations of Limitada stated in Reais for the six-month period then-ended, and (d) the unaudited balance sheet of Limitada as of December 31, 2022 and the related unaudited statement of operations of Limitada stated in Reais for the six-month period then-ended. The financial statements attached to Schedule 5.8 are hereinafter referred to as the “Financial Statements.” The Financial Statements are true, correct and complete, have been prepared in accordance with the Accounting Principles, consistently applied and updated throughout the periods indicated, and present fairly and accurately in all material respects the combining and combined accounting and financial condition and results of operations for such periods. Since December 31, 2022, there has been no change in any accounting (or tax accounting) policy, practice, or procedure of either Company from those reflected in the Financial Statements and as described in the Accounting Principles. The Companies do not have any material liability other than: (i) liabilities reflected or reserved for in the Financial Statements or disclosed in the notes thereto, (ii) liabilities that have arisen since December 31, 2022 in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, dilution, misappropriation, infringement or violation of Law, or arising out of a claim or lawsuit), (iii) liabilities that exist under Contracts of either Company (other than liabilities arising from breaches of such Contracts by either Company) or (iv) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

5.9 Absence of Certain Developments. Except as set forth on Schedule 5.9, since the date of the Latest Balance Sheet:

(a) the Companies have, in all material respects, conducted their respective businesses and operated their properties in the ordinary course of business consistent with past practice;

(b) there has been no Material Adverse Effect; and

(c) there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any Real Property or other property or asset that is material to the Business.

5.10 Taxes.

(a) Except as set forth on Schedule 5.10(a):

(i) (A) all Tax Returns that are required to have been filed by or with respect to the Companies have been timely filed (taking into account all applicable extensions), (B) all Tax Returns filed by or with respect to the Companies were correct and complete in all material respects, and (C) there are no outstanding audits or other examinations by the relevant Tax Authority in connection with the Tax Returns referred to in clause (A) above;

(ii) neither of the Companies has been informed in writing within the past three years by a Tax Authority in any jurisdiction in which a Tax Return is not filed by or with respect to either Company that the jurisdiction believes that a Tax Return was required to be filed in such jurisdiction by or with respect to such Company;

(iii) no extension of time within which to file any Tax Return with respect to the assets or the Business is in effect, and no extension or waiver of a statute of limitations relating to Taxes is in effect with respect to either Company or the Business;

(iv) neither of the Companies is a party to any Tax allocation or Tax sharing agreement (other than an agreement entered into in the ordinary course of business the primary purpose of which is not related to Tax);

(v) all Taxes of each of the Companies (including Taxes relating to the Business) have been paid, withheld and paid, or an adequate reserve has been established therefor and neither Company has any liability for Taxes in excess of the amounts so paid or reserves so established;

(vi) except for Permitted Liens, there are no material Liens for Taxes upon any asset of either Company; and

(vii) neither of the Companies is a party of any Action, written infraction notice, written claim of assessment, written charge or any proceeding related to Taxes, in each case, that is material, whether filed in court or conducted by a Tax Authority, and there is no material litigation or material Tax inspection procedure, including actions, claims, protests, lawsuits, judicial or administrative procedures against such Company, pending or, to the Knowledge of the Companies, threatened.

(b) Schedule 5.10(b) sets forth a correct and complete list of the material Tax benefits, incentives and special regimes regarding Taxes or social security charges to which Limitada is entitled or by which it is bound. Except as set forth on Schedule 5.10(b), Limitada has timely complied with all requirements under the Tax benefits, incentives and regimes set forth on Schedule 5.10(b) in order to continue to be eligible therefor.

(c) LatAm is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.

(d) For U.S. federal income tax purposes, the entity classification of the entities is listed below:

(i) at all times since the date of its incorporation, LatAm has been classified as a corporation;

(ii) at all times since the date of its formation, TAC has been classified as a disregarded entity;

(iii) at all times since or around October 24, 2011, Tac II has been classified as a disregarded entity;

(iv) at all times from the date of its incorporation through or around December 6, 2017, when Investments was converted into a limited liability company, Investments was classified as a corporation, and at all times since such conversion, Investments has been classified as a disregarded entity;

(v) at all times since or around October 24, 2011, Terphane Holdings has been classified as a disregarded entity;

(vi) at all times from or around October 24, 2011, through or around August 31, 2017, when Terphane LLC converted into a limited liability company, Terphane LLC was classified as a corporation, and at all times since such conversion, Terphane LLC has been classified as a disregarded entity; and

(vii) at all times from or around October 24, 2011, through or through around December 21, 2017, when Limitada made an election to be classified as a disregarded entity for U.S. federal income Tax purposes, Limitada was classified as a corporation, and at all times since such election, Limitada has been classified as a disregarded entity.

(e) Except as set forth on Schedule 5.10(e), during the past five years, all Taxes which were required by law to be withheld, deducted, or to be collected for payment in connection with amounts paid or owing to or allocable to any employee, independent contractor, creditor, stockholder, or other Person by either Company or with respect to the assets of either Company or the Business, have been duly withheld, deducted and collected and have been paid to the appropriate Governmental Authority, and all reporting and recordkeeping requirements related thereto have been complied with in all material respects.

(f) No closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings with respect to Taxes or Tax Returns related to either Company or the Business have been entered into with, issued by, or requested from any Governmental Authority and have current effect.

(g) In all material respects, all records for Tax years for which the applicable statute of limitations remains open as of the Effective Date, (including transfer-pricing documentation) which each Company is required to prepare and keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Tax by such Company have been duly prepared and kept in accordance with applicable Law and are available for inspection at the premises of the relevant Company or its Affiliate.

(h) During the past five years, in all material respects, all transactions between or among the Companies and their Affiliates have been and are on arm’s-length terms. There are no circumstances which would cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made, or to the Knowledge of the Companies, threatened or attempted in fact.

(i) Except as set forth on Schedule 5.10(i), since 2012, neither of the Companies (i) has been a member of, or otherwise included in a consolidated, combined, affiliated, unitary, aggregate or other group for Tax purposes (other than a group the common parent of which is Sellers’ Parent); or (ii) has any liability for Taxes of any Person (other than itself) as a transferee or successor, or by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not related to Tax).

(j) For United States Tax purposes, neither of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received or deferred revenue accrued prior to the Closing; or (E) gain recognition agreement to which any of either Company is a party under Section 367 of the Code (or any corresponding or similar provision of applicable Tax Law).

(k) Neither Company will be required to pay any amount of Tax deferred as a result of an election made pursuant to Section 965(h) of the Code and the Treasury Regulations (or other guidance) issued thereunder after the Closing Date.

(l) During the past five years, neither of the Companies has been a party to or claimed any Tax benefit from any “reportable transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b) or any similar or corresponding provision of U.S. state or local or non-U.S. Tax Law.

(m) During the past five years, each of the Companies has properly (i) collected and remitted applicable sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting sales, use, value added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease, or provision of services as exempt.

(n) Neither of the Companies has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or (ii) has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties contained in this Section 5.10 and, to the extent related to Taxes, contained in Sections 2.4, 5.14, 7.1(a) and 11.8(i), constitute the sole representations and warranties of the Companies relating to Taxes, (ii) the representations and warranties contained in this Section 5.10 and, to the extent related to Taxes, contained in Sections 5.14 and 7.1(a), refer only to activities or Tax aspects originated prior to the Closing and shall not serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Post-Closing Tax Period (including in post-Closing portion of a Straddle Period) or Tax positions taken by either Buyer, after the Closing Date, except for the scenario described in Section 5.10(b) and (e), and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of either Company or the Business.

5.11 Material Contracts.

(a) Schedule 5.11(a) sets forth a correct and complete list of all Material Contracts. “Material Contracts” means any Contract to which either Company is a party or by which either Company is bound that falls within any of the following categories (excluding all Leases, which are addressed exclusively in Section 5.18, and purchase orders):

(i) all Contracts that have a term remaining of more than one year from the date of this Agreement that are anticipated to involve individual or aggregate annual payments, receipts or consideration of $500,000 or more;

(ii) all Contracts with any current individual employee, individual consultant or individual independent contractor of either Company, or with any former individual employee, individual consultant or individual independent contractor of either

Company to whom such Company has outstanding obligations, in each case, setting forth any of the terms or conditions related to the employment or termination of employment of (A) such individual employee of either Company whose base annual compensation (exclusive of bonus and commission) is or, with respect to former employees was, in excess of $200,000 (other than ordinary offer letters or confirmations of employment issued in the ordinary course of business for individuals who are employed on an at-will basis) or (B) such individual consultant or individual independent contractor of either Company whose annual compensation is or, with respect to former individual consultants or independent contractors, was in excess of $150,000;

(iii) all Contracts (A) relating to Indebtedness of either Company or (B) that provide for the creation of Liens on a Company’s assets;

(iv) all Contracts with another Person that purport to limit or restrict the ability of either Company to enter into or engage in any market or line of business or to compete with another Person, other than any Contract that may be terminated or cancelled by any party thereto on 90 days’ or fewer notice without payment of any material penalty or other payment obligations;

(v) all IP Licenses involving an annual commitment or payment of more than $250,000 individually (other than (A) off-the-shelf licenses for software, (B) implied IP Licenses associated with products either Company purchases from product suppliers or sell to customers and (C) IP Licenses between the Companies);

(vi) all Contracts with Governmental Authorities;

(vii) all Contracts for the lease of personal property, including installment and conditional sales agreements, having annual payments in excess of $250,000;

(viii) all joint venture, partnership or Contract involving a sharing of profits, losses or costs with any other Person;

(ix) all Contracts providing for the payment of any cash or other compensation to current individual employees, individual consultants or individual independent contractors upon the consummation of the transactions contemplated by this Agreement;

(x) all Contracts with any labor union, labor organization or trust fund or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, or any severance agreement or arrangement;

(xi) all Contracts with any shareholder, member or beneficial owner of any Affiliate, or with any Affiliate, of either Company;

(xii) all settlement, conciliation, leniency or similar Contracts with ongoing obligations after the date hereof (other than customary confidentiality obligations); and

(xiii) all confidentiality agreements and non-disclosure agreements imposing a confidentiality or non-disclosure obligation upon either Company in connection with the conduct of the Business (other than those entered into in the ordinary course of business).

(b) Except as set forth on Schedule 5.11(b), Sellers have made available to Buyer a fully executed and complete copy of each Material Contract. All Material Contracts are in full force and effect and are the legal, valid and binding obligations of the applicable Company, enforceable in accordance with their terms, and, to the Companies’ Knowledge, the other party thereto, subject to the due authorization of the other party thereto and the Equity and Bankruptcy Exceptions and applicable Law. Neither Company is in material breach of or material default of any provision of any Material Contract, nor, to the Sellers’ and Companies’ Knowledge, is any other party thereto. Within the past 18 months, neither Company has received any written notice from any other party to any Material Contract that the applicable Company is not in compliance with any material term of such Material Contract.

(c) Schedule 5.11(c) sets forth a correct and complete list of all Contracts that are anticipated to involve individual or aggregate annual payments, receipts or consideration of $350,000 or more in which there are “Change of Control” clauses requiring the applicable Company to provide notice to or obtain approval from the other party to such Contract in connection with the transactions contemplated hereby in order for such Contracts to continue to be in full force and effect immediately following the Closing. The Contracts set forth on Schedule 5.11(c) are in full force and effect, and Sellers have made available to Buyers a fully executed and complete copy of each such Contract.

5.12 Intellectual Property.

(a) Schedule 5.12(a) sets forth a correct and complete list of all patents, trademark registrations, service mark registrations, copyright registrations, industrial design registrations, and domain names and applications for any of the foregoing owned by the Companies (collectively, the “Registered IP”) and the applicable owner of each item of Registered IP. Except for the patent application ref. PCT/US2021/027172, which is co-owned by Terphane LLC and Bostik, Inc. (the “Terphane LLC Co-Owned Patent”), the applicable Company owns and possesses the entire right, title and interest in and to the Registered IP, free and clear of all Liens other than Permitted Liens and Liens that will be released at Closing.

(b) Except as set forth on Schedule 5.12(b), the Companies own or have the right to use (pursuant to a valid IP License, in the case of Intellectual Property that is owned by another Person) all Intellectual Property that is material to the operation of their respective businesses as presently conducted (collectively, the “Business IP”). No current or former stockholder, manager, member, director, officer or employee agent, consultant or independent contractor of either Company or any Affiliate has any right, license, claim, moral right or interest whatsoever in or with respect to any of Business IP. The Business IP owned or used by each Company and each IP License that constitutes a Material Contract and each other material item of Business IP that either Company has the right to use or hold for use, in each case, immediately prior to the Closing will be owned or available for use by such Company under the same terms and conditions immediately subsequent to the Closing.

(c) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, either Company’s rights (i) to own any Business IP as owned in the conduct of the Business as currently conducted, or (ii) to use, or hold for use, in the conduct of the Business as currently conducted any IP License that constitutes a Material Contract or any other material item of Business IP, except as set forth on Schedule 5.3(b) in the case of IP Licenses that constitute Material Contracts.

(d) For the past five years, neither Company has (i) received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property of any other Person (including any demands or unsolicited offers to license any Intellectual Property from any other Person), (ii) received any written notice challenging or questioning the validity, enforceability, use or ownership of any material Intellectual Property used by either Company, or (iii) threatened in writing any Person with an Action for infringing or misappropriating any of its Intellectual Property.

(e) To the Sellers’ and Companies’ Knowledge, (i) no Person is infringing upon any Business IP owned by either Company, (ii) neither Company is infringing, misappropriating or otherwise violating, nor has either Company during the past five years infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any third party, and (iii) neither the operation of the Business nor any of the Companies’ products infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party.

(f) All of the current and former employees of each Company involved in the creation of Intellectual Property for or on behalf of either Company, and all other Persons that have contributed to the creation, invention, modification or improvement of any material Intellectual Property Rights for or on behalf of either Company (regardless of whether listed as an inventor on any associated registrations), in whole or in part, have signed customary written Contracts pursuant to which each such Person: (i) grants to the applicable Company a present, irrevocable assignment of any ownership interest such Person may have in or to such Intellectual Property Rights; or (ii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property Rights, to the extent permitted by applicable Law.

(g) The Companies’ Intellectual Property Rights are subsisting, valid, and enforceable. Without limiting the generality of the foregoing, in the past five years, there have been no written claims or demands made or, to the Knowledge of the Companies, threatened against either Company, nor is there any Action that is pending or, to the Knowledge of the Companies, threatened asserting the invalidity, unenforceability of or that otherwise challenges the rights of either Company with respect to any of its Intellectual Property Rights. For the past five years, each Company has taken all reasonably necessary actions to maintain and protect its Intellectual Property Rights.

(h) For the past five years, neither Company has infringed, misappropriated, diluted otherwise violated, and the operation of the Business and the Company’ products do not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property Rights of any third party.

(i) There are no Actions (including any opposition, cancellation, revocation, post-grant review, or other similar proceedings) pending or, to the Knowledge of the Companies, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property Rights of any Person by the Companies; (ii) challenging the validity, enforceability or ownership of any Intellectual Property Rights of the Companies; or (iii) by the Companies alleging any infringement, misappropriation or violation by any Person of the Intellectual Property Rights of the Companies. Neither Company is subject to any Order that restricts or impairs the use of any Intellectual Property Rights of either Company.

(j) Since October 24, 2011, no government funding, facilities of a university, college, or other educational institution or research center was used in the development of either Company’s Intellectual Property Rights. Since October 24, 2011, no current or former director, officer or employee of either Company who is or was involved in, or who contributed to, the creation or development of any Intellectual Property Rights, has performed services for any government, university, college, or other educational institution or research center (i) during a period of time during which such director, officer or employee was also performing services for such Company and (ii) involving the development of the same or substantially similar Intellectual Property.

(k) The Companies have made available to Buyers an executive summary of the co-ownership agreement entered into by and between Terphane LLC and Bostik, Inc. in connection with the Terphane LLC Co-Owned Patent, including information regarding any payment obligations between the parties thereto, including royalties. The transaction contemplated hereby does not need to be consented by Bostik, Inc. under the terms and conditions of such co-ownership agreement.

5.13 Title to Assets; Sufficiency of Assets. The Companies hold and own valid title to or have valid leasehold interests in respect of or valid licenses to use, each of their respective material assets, free and clear of all Liens other than Permitted Liens and Liens that will be released at Closing. Such assets collectively constitute all of the assets necessary for the Companies to operate the Business in the manner operated by them immediately prior to Closing. The representations in this Section 5.13 shall not apply to Real Property, which is governed by Section 5.18.

5.14 Employee Benefit Plans.

(a) U.S. Benefit Plans:

(i) Schedule 5.14(a)(i) sets forth each U.S. Benefit Plan, including each material Contract (other than ordinary offer letters or confirmations of employment issued in the ordinary course of business that do not provide for severance or other non-ordinary course benefits) between either Company, on the one hand, and any U.S.-based directors or executive officers of such Company, on the other hand.

(ii) Sellers have made available to Buyers correct and complete copies of the following, as applicable: (A) each U.S. Benefit Plan, including the plan document and all amendments thereto (or, if any such U.S. Benefit Plan is not written, a written description of the material terms thereof); (B) all related trust agreements, funding arrangements and insurance contracts, (C) the most recent determination, advisory, or opinion letter issued by the IRS with respect to each U.S. Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code; (D) the most recent financial statements and summary annual report for each U.S. Benefit Plan; (E) the annual reports for each U.S. Benefit Plan filed with any Governmental Authority (including Form 5500 Annual Returns/Reports and all Schedules thereto) for the three most recent plan years for which reports were filed; (F) the current summary plan description and each summary of material modifications thereto for each U.S. Benefit Plan; and (G) copies of Terphane LLC’s Forms 1094-C and samples of Forms 1095-C filed and provided for calendar years 2019 through 2022.

(iii) Each U.S. Benefit Plan has been established, funded, maintained, administered and operated, in each case, in all material respects in compliance with its terms and any related documents, the terms of any applicable collective bargaining agreement and the applicable requirements of ERISA, the Code, the Treasury Regulations, and any other Law (including related regulations and rulings).

(iv) Each U.S. Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code, with the related trusts to be exempt from federal income taxes under Section 501(a) of the Code, has received a favorable determination, letter from the IRS on which it may currently rely, or a timely application has been filed and remains pending with respect thereto (or such U.S. Benefit Plan is on a prototype or volume submitter form and the sponsor of such form has issued an opinion or advisory letter from the IRS). The IRS has not taken any action to revoke any such letter and, no circumstance exists that is reasonably likely to materially and adversely affect such qualified or Tax-exempt status.

(v) Neither Company nor, to the Companies’ Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction with respect to any U.S. Benefit Plan that could subject either Company or any U.S. Benefit Plan to any material penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(vi) The Companies and each U.S. Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “U.S. Health Plan”) are, and at all relevant times have been, in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”) (other than with respect to unintentional typographical or scrivener’s errors in the preparation of Forms 1094-C and 1095-C), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No event has occurred, and no condition or circumstance exists, that could subject either Company or any U.S. Health Plan to any penalty (including any excise tax) under Sections 4980B, 4980D, or 4980H of the Code or any other provision of the Healthcare Reform Laws.

(vii) Neither Company sponsors, maintains, contributes to, is required to contribute to, or has any current, actual liability (including liability as a result of being treated as a single employer with another Person under Section 414 of the Code), with respect to: (a) a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code except as set forth on Schedule 5.14(a)(vii); (b) a Multiemployer Plan; (c) a “multiple employer plan” (within the meaning of Section 413 of the Code); (d) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (e) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code. Neither Company nor any ERISA Affiliate incurred any “withdrawal liability” (within the meaning of Section 4204 of ERISA) that remains unsatisfied.

(viii) No U.S. Benefit Plan provides medical, prescription drug, dental, vision, or life insurance coverage beyond termination of service or retirement, except for the continuation coverage required to be provided under applicable Law.

(ix) Except as set forth on Schedule 5.14(a)(ix) and except as would not reasonably be expected to be material to either Company, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, whether alone or when combined with the occurrence of any other event, will (A) accelerate the timing of payment, funding or vesting of any payment or benefit, or increase the amount of or otherwise enhance any payment or benefit due, under any U.S. Benefit Plan, (B) result in any payment, benefit or vesting becoming due under any U.S. Benefit Plan, (C) limit or restrict the right of either Company to merge, amend, or terminate any U.S. Benefit Plan or (D) result in “excess parachute payments” within the meaning of Section 280G of the Code.

(x) Neither Company has any commitment or obligation under any U.S. Benefit Plan to indemnify, gross-up or reimburse any current or former employee of the Companies for Taxes under Section 409A of the Code or Section 4999 of the Code. Each U.S. Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained and operated in material compliance with Section 409A of the Code.

(xi) There are no charges, audits, or investigations pending with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the IRS, and, to the Companies’ Knowledge, none has been threatened, regarding any U.S. Benefit Plan. There are no claims against any U.S. Benefit Plan (other than routine claims for benefits).

(b) Foreign Benefit Plans:

(i) Schedule 5.14(b)(i) sets forth each Foreign Benefit Plan, including each material Contract (other than ordinary offer letters or confirmations of employment issued in the ordinary course of business that may be deemed to form a contract of employment under applicable Law) between either Company, on the one hand, and any non-U.S.-based employee of either Company, on the other hand.

(ii) Each Foreign Benefit Plan has been administered in all material respects in compliance with its terms, the terms of any applicable collective bargaining agreement and the applicable requirements of the relevant Law.

5.15 Labor and Employment Matters.

(a) Except as set forth on Schedule 5.15(a):

(i) (A) other than with respect to collective bargaining or similar Contracts with labor unions required by applicable Brazilian Law to be maintained or provided for the benefit of employees of Limitada, (1) neither Company is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization in respect of any of its employees; and (2) neither Company is the subject of any existing or, to the Companies’ Knowledge, threatened proceeding seeking to compel it to bargain with any labor union or labor organization; and (B) there is no pending or, to the Companies’ Knowledge, threatened, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving either Company;

(ii) the Companies have complied in all material respects with all applicable Laws relating to labor and employment, including provisions thereof relating to wages, hours, health and safety, equal opportunity, discrimination, compensation, labor profits, employee benefits, proper classification of employees and independent contractors, employee lay-offs, immigration, workers’ compensation, and the payment of social security and employment insurance; and

(iii) there is no material pending or, to Companies’ Knowledge, material threatened charge, complaint or Action alleging violations of any labor or employment Law, including claims of unfair labor practice, employment discrimination, wrongful termination or similar matters, against either Company relating to the employment of employees.

(b) Schedule 5.15(b) sets forth, as of August 30, 2023, a list of all the employees of each Company, identifying the employer entity, employee location, employee number, and the full name, hire date, job title, level and department, pay type (salaried or hourly), base salary or hourly rate of pay, as applicable, for each employee.

(c) Other than as set forth on Schedule 5.15(c), Limitada does not have any labor benefit in excess of the minimum level required by the applicable Law.

(d) Except as set forth under subsection (A) of Schedule 5.14(a)(ix), the consummation of the transactions contemplated in this Agreement will not entitle any employee, executive or consultant of either Company to severance payment, bonus payment, success fee or any other payment.

5.16 Insurance. Schedule 5.16 sets forth a correct and complete list of all material insurance policies for the benefit of or providing coverage with respect to either Company or any of their respective assets (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) (the “Insurance Policies”). Neither

Company has received any written notice of any cancellation, termination or non-renewal of any Insurance Policies. All the Insurance Policies are in full force and effect. All premiums due under such Insurance Policies until Closing have been or will be duly paid. All Insurance Policies are in compliance with their respective terms, and nothing has been done or omitted to be done that may result in such insurances being void or voidable. Except as set forth under the heading “Exceptions” on Schedule 5.16, there is no material pending or, to the Knowledge of the Companies, material threatened insurance claims under any of the Insurance Policies. Sellers have delivered to Buyers complete and correct copies of all Insurance Policies and any amendments or endorsement thereof.

5.17 Compliance with Laws; Other Business Practices; Material Approvals from Governmental Authorities.

(a) Except as set forth on Schedule 5.17(a) and except with respect to Taxes, as to which compliance with Laws matters are addressed exclusively in Section 5.10, labor and employment matters, as to which compliance with Laws matters are addressed exclusively in Section 5.15, and environmental matters, as to which compliance with Laws matters are addressed exclusively in Section 5.19, (i) the Companies are and during the past three years have been in compliance in all material respects with all Laws and Orders that are applicable to them in connection with the operation of their respective businesses and use of their assets, including the Owned Real Property and the Leased Real Property, and (ii) neither Company has received since January 1, 2022 any written notice from any Governmental Authority regarding any material violation by any of them or failure by any of them to comply with any applicable Law or Order that has had or would reasonably be expected to have a Material Adverse Effect.

(b) Neither Company nor any director or officer, nor, to Companies’ Knowledge, any employee, independent contractor, consultant or agent or any other Person acting on behalf of such Company has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (i) any foreign, federal, state, provincial or local governmental official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign, federal, state, provincial or local governmental agency or subdivision thereof or (ii) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both of the preceding clauses (i) and (ii) in order to assist such Company or to obtain or retain business for or direct business to such Company under circumstances that would subject such Company to liability.

(c) Except as set forth on Schedule 5.17(c), each Company has obtained all requisite material approvals, authorizations and permits from Governmental Authorities required under applicable Laws to conduct its business in the form and manner presently conducted, and all such material approvals, authorizations and permits are valid and in full force and effect.

5.18 Real Property.

(a) Owned Real Property. Schedule 5.18(a) sets forth a correct and complete list of the Owned Real Property and an address of each Owned Real Property and name of the owner thereof. The applicable Company owns and holds good and valid title to the Owned Real Property, free and clear of any and all Liens, except for Permitted Liens and Liens to be released as of the Closing. There are no options, preemptive rights, rights of first refusal, or rights of first offer, granting a third party the right to purchase or lease any of the Owned Real Property or any portion of or interest in any of the Owned Real Property. As of the date of this Agreement, neither Company has received written notice of any pending eminent domain or condemnation proceeding with respect to the Owned Real Property. Except as set forth on Schedule 5.18(a) under the heading “Exceptions,” as of the date of this Agreement, neither Company has received written notice from any Governmental Authority requiring or advising of the need for any repair, alteration, restoration or improvement required by applicable Law in connection with the Real Property with which such Company has not fully complied.

(b) Leased Real Property. Schedule 5.18(b) sets forth a correct and complete list of the address of each Leased Real Property and a correct and complete list of each Lease for the Leased Real Property, including the identification of the Company that is the lessee or sublessee, as applicable, to each such Lease (referred to in this Section 5.18 as a “Lessee”).

(c) Exceptions to Leased Real Property. Except as set forth on Schedule 5.18(c):

(i) each Lease for the Leased Real Property is legal, valid, binding, and is in full force and effect, subject to the due authorization of the other party thereto and the Equity and Bankruptcy Exceptions;

(ii) the transactions contemplated hereby do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding and in full force and effect on identical terms following the Closing, in each case, except as would not reasonably be expected to have a Material Adverse Effect;

(iii) the possession and quiet enjoyment of each Leased Real Property by the applicable Lessee is not currently being disturbed in any material respect;

(iv) no Lessee has collaterally assigned or granted any security interest in any of the Leases for the Leased Real Property to which it is a party;

(v) the other party to each such Lease is not an Affiliate of either Company;

(vi) the Lessee and, to the Companies’ Knowledge, the landlord or other parties leasing the Leased Real Property to such Lessee are not in violation of or default beyond all notice and cure periods in any material respect of any of the Leases for such Leased Real Property; and

(vii) no Lessee has received any written notice from the landlord or other parties leasing the Leased Real Property to such Lessee asserting a material violation of or a material default under the applicable Lease.

(d) Other Owned Real Property and Leased Real Property Matters. For each of the Owned Real Property and Leased Real Property, except as set forth on Schedule 5.18(d), neither Company has leased any portion of the Owned Real Property or assigned or subleased any Lease for the Leased Real Property or any part, portion or interest in the Leased Real Property, and there are no third parties in possession that are not entitled thereto of all or any portion of the Real Property. There is no condemnation, expropriation or eminent domain proceeding of any kind pending or, to the Sellers’ and the Companies’ Knowledge, threatened against any of the Owned Real Property or Leased Real Property, or any portion thereof.

(e) No Additional Property Interests. Other than the Owned Real Property set forth on Schedule 5.18(a) and the Leased Real Property and Leases for the Leased Real Property set forth on Schedule 5.18(b), neither Company has any other ownership or leasehold interest in any real property, whether owned or leased.

5.19 Environmental Matters.

(a) Except as set forth on Schedule 5.19(a), (i) the Companies are in material compliance with applicable Environmental Laws in conducting their respective businesses; (ii) for the past five years, the Companies have not received any written notices from any Governmental Authority alleging the violation of any applicable Environmental Law concerning the conduct of the Business; (iii) the Companies are not the subject of any Order or settlement agreement with any Governmental Authority arising under any Environmental Law relating to the conduct of their Business; (iv) the Companies have no Knowledge of any fact or event that would reasonably be expected to constitute a material violation of any applicable Environmental Law; (v) no material environmental audit or material environmental investigation is pending or, to the Companies´ Knowledge, threatened against either Company alleging the violation of or non-compliance with Environmental Law by any Governmental Authority; (vi) the Companies possess all material permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the Business as presently conducted, and, in connection with the permit described in subsection (vi) of Schedule 5.19(a), Sellers’ Parent and the Companies have no reason to believe that such permit cannot be renewed in short order prior to Closing; and (vii) no material Action is pending or, to the Knowledge of the Companies, threatened, against either Company under any Environmental Law with respect to any release or handling of any Hazardous Substance or the violation of or non-compliance with Environmental Law.

(b) Except as set forth on Schedule 5.19(b), for the past five years, there has been no (i) off-site shipment of any Hazardous Substance by either Company, or (ii) release, use, storage, treatment, manufacture, transport, handling or disposal of any Hazardous Substance by either Company, in the case of both (i) and (ii) of this Section 5.19(b), on, under, at, from or in any way affecting (A) any Real Property or (B) any real properties previously owned, leased or operated by either Company during such time that one of the Companies previously owned, leased or operated such properties, where such off-site shipment, or release, use, storage, treatment, manufacture, transport, handling, or disposal of any Hazardous Substance currently gives rise to Losses under Environmental Laws, except for any acts, events or omissions (including any off-site shipments and release, use, storage, treatment, manufacture, transport, handling or disposal of any Hazardous Substance) that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) These representations and warranties contained in this Section 5.19 constitute the sole representations and warranties of the Companies with respect to any Environmental Law or other environmental matter.

5.20 Affiliate Contracts. Except as set forth on Schedule 5.20, there are no Contracts between either Company, on the one hand, and any Seller or any Affiliate of a Seller (or any of their respective shareholders, members, directors, managers or officers or any immediate family members thereof), on the other hand (other than either Company) (the “Affiliate Contracts”).

5.21 Company’s Brokers. Other than Sellers’ Parent’s engagement of JP Morgan as its investment banker in connection with the transactions contemplated hereby, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of either Company.

5.22 Books and Records. The books and records of each Company are correct and complete in all material respects, reflect actual, bona fide transactions and have been maintained in accordance with such Company’s normal business practices and applicable Laws.

5.23 Bank Accounts; Powers of Attorney; Directors and Officers. Schedule 5.23 sets forth a correct and complete list of (a) all bank accounts and safe deposit boxes of either Company and all Persons who are signatories thereunder or who have access thereto and the names of all Persons holding general or special powers of attorney with respect to either Company related to such bank accounts and safe deposit boxes; (b) the grantees of other general or special powers of attorney with respect to either Company and a description of the terms of such powers of attorney; and (c) the names and titles, as applicable, of each director, manager and officer of each Company. All the powers of attorney granted by a Company may be revoked at any time without giving rise to any penalty or indemnity payable by the grantor. Except with respect to indemnification rights provided for under each Company’s Organizational Documents or under an Insurance Policy, as set forth in Schedule 5.23, no director or officer of either Company is entitled to any indemnification whatsoever by reason of such officer’s removal from his or her position for any reason.

5.24 Commercial Agents. Schedule 5.24 sets forth a correct and complete list of all agents which currently sell the products of Limitada, including third parties receiving sales commissions, as well as the conditions regulating such agents. Limitada has complied in all material respects with such conditions and the Laws governing such relationships, including Law No. 4,886/65, as amended.

5.25 Business Receivables. All accounts, credits and/or titles receivable by the Companies from clients, suppliers or third parties related to their respective businesses on the date hereof are in all material respects valid and represent actual credit rights of the Companies, as the case may be, and, except as set forth on Schedule 5.25, there are no material disputes regarding the collectability of such receivables.

5.26 Business Inventory. Raw materials, components, semi-processed products, finished products, packaging, sub-products or other inventory items related to the Businesses that are not in all material respects appropriate for use or consumption or marketable in the ordinary course of business of the Business are appropriately reserved in the Financial Statements consistent with the policies and procedures of the Companies.

5.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Company nor any other Person makes any other express or implied representation or warranty on behalf of either Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING BUYERS

Buyers represent and warrant to Sellers as follows as of the date hereof and as of the Closing Date:

6.1 Organization of Buyers. Packfilm has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware. Film Trading has been duly organized and is validly existing as a Brazilian limited liability company and is duly registered and has an active registration status before the relevant board of trade and national taxpayers’ register, under the laws of Brazil. Each Buyer has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Buyer is duly licensed or qualified and in good standing as a foreign corporation, limited liability company or other Person (or equivalent concept and only if such concept is applicable) in all jurisdictions in which it is required to be so licensed or qualified (or equivalent concept and only if such concept is applicable), except where failure to be so licensed or qualified would not reasonably be expected to prevent, materially delay, materially impair or otherwise have a material adverse effect on, the ability of each Buyer to enter into this Agreement or the other Transaction Documents to which such Buyer is a party or consummate the transactions contemplated hereby.

6.2 Due Authorization of Buyer. Each Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement and each other Transaction Document to which such Buyer is a party and the consummation of transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite company action, and no other proceeding, consent or authorization on the part of either Buyer is necessary to authorize this Agreement or the other Transaction Documents to which such Buyer is a party or the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to which each Buyer is a party will be, when executed and delivered by such Buyer (assuming due authorization, execution and delivery of such Transaction Documents by the other parties thereto) the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with their terms, subject to the Equity and Bankruptcy Exceptions.

6.3 No Conflicts of Buyers. The execution and delivery by each Buyer of this Agreement and each other Transaction Document to which such Buyer is a party and, assuming that all Buyers’ Approvals have been properly obtained, the consummation of the transactions contemplated hereby and thereby do not and will not (a) breach, violate or conflict with any Organizational Documents of such Buyer or (b) violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law or Order binding upon or applicable to such Buyer, in each case where such violation, conflict, breach or default would reasonably be expected to have a material adverse effect on such Buyer’s ability to consummate the transactions contemplated hereby.

6.4 No Authorizations or Consents of Buyers. No notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by either Buyer with respect to such Buyer’s execution or delivery of this Agreement or the other Transaction Documents to which such Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except as have been given or obtained prior to the date hereof or as otherwise set forth on Schedule 6.4 (“Buyers’ Approvals”).

6.5 Financing. Buyers have or will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of the Estimated Purchase Price to be paid by them hereunder on and after the Closing Date.

6.6 Litigation. There are no Actions before or by any Governmental Authority (and, to the Knowledge of Buyers, no such Action has been threatened) against or affecting either Buyer that would reasonably be expected to affect adversely or restrict the ability of such Buyer to enter into and perform such Buyer’s obligations under this Agreement or any other Transaction Document which such Buyer is a party. Neither Buyer is subject to any outstanding Order that prohibits or otherwise restricts in any material respect the ability of such Buyer to consummate fully the transactions contemplated by this Agreement or by another other Transaction Document to which such Buyer is a party.

6.7 Investment Intent. Each Buyer is acquiring the applicable Purchased Equity for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

6.8 Buyers’ Brokers. There are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by either Buyer or any of its Affiliates.

6.9 No Fraudulent Conveyance. Buyers are not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors of Buyers.

6.10 R&W Policy. Concurrently with the execution and delivery of this Agreement, Buyers’ Representative has delivered to Sellers’ Representative a duly executed binder agreement

(the “Binder Agreement”) with respect to the delivery of an insurance policy for the representations and warranties of Sellers and the Companies under this Agreement (the “R&W Policy”) at the Closing. Buyers and their Affiliates shall not amend, waive, or otherwise modify the subrogation provision under the R&W Policy in any manner that would allow the insurer thereunder to subrogate or otherwise make or bring any action against any Seller (other than any claim for Fraud of any Seller) or any of the other Sellers’ Parties. The policy provider of the R&W Policy has agreed that the R&W Policy will expressly provide that the policy provider shall not have the right to, and will not, pursue any subrogation rights or contribution rights or any other claims against any Seller or any of the Sellers’ Parties in connection with any claim made by any Buyers’ Indemnified Party thereunder, other than for Fraud (as defined herein) of a Seller, and that such provision of the insurance policy may not be amended without the prior written consent of Sellers’ Representative. Sellers shall pay for all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, Taxes, and other fees and expenses of such policy.

6.11 Acknowledgment. Buyers acknowledge that they are sophisticated purchasers of businesses and have been given sufficient access to information with respect to the Companies within the legal permitted limits posed by applicable antitrust and competition laws. Buyers have been represented by independent legal counsel in connection with the transactions contemplated by this Agreement, understand the assumptions of risk and liability set forth in this Agreement. Buyers hereby acknowledge and agree that they have conducted their own investigation, analysis and evaluation of the Companies and the Purchased Equity, that they have made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Companies as they have deemed necessary or appropriate, that they have had the opportunity to request all information they have deemed relevant to the foregoing from the Companies and Sellers and have received responses they deem adequate and sufficient to all such requests for information, and that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied upon their own investigation, analysis and evaluation of the Companies and the Purchased Equity and are not relying in any way on any representations and warranties, including any implied warranties, made by or on behalf of the Companies or Sellers other than the representations and warranties expressly made by Sellers or the Companies in Articles IV and V, as applicable, or in any other Transaction Document. In connection with the due diligence investigation of the Companies and the Purchased Equity by Buyers, their Affiliates and their representatives, Buyers, their Affiliates and their representatives have received from Sellers and their Affiliates and representatives certain financial estimates, projections and forecasts and other forward-looking information, as well as certain business plan information and non-binding term sheets and letters of intent, regarding the Companies and their businesses and operations and the Purchased Equity. Buyers hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and non-binding term sheets and letters of intent. Accordingly, Buyers hereby acknowledge and agree that, neither Company nor any other Sellers’ Parties nor any other Person has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans, non-binding term sheets or letters of intent, except as expressly provided in this Agreement. Buyers further acknowledge that (a) Sellers are making no representations or warranties whatsoever, express or implied, beyond those expressly given in Article IV, and (b) the Companies are making no representations or warranties whatsoever, express or implied, beyond those expressly given in Article V (including, in each case, as such relate to the accuracy or completeness of any information, documents or material made available by the Sellers, or the Companies or any other Person to Buyers and their representatives in certain virtual or physical “data rooms”, management presentations or in any other form in connection with the transactions contemplated hereby). Notwithstanding the foregoing, any claims involving Fraud on the part of the Sellers or the Companies shall not be precluded or otherwise affected by this Section 6.11. The foregoing does not limit in anyway the obligations, covenants and indemnities undertaken by Sellers under this Agreement.

ARTICLE VII

COVENANTS

7.1 Conduct of Business of the Companies.

(a) Except (i) as set forth on Annex 7.1(a), (ii) as provided in this Agreement (including as contemplated by Section 7.1(b)), (iii) as may be reasonably necessary as a result of the outbreak of the novel corona virus (and any resulting COVID-19, COVID-19 variants or related sickness), or (iv) as consented to in writing by Buyers’ Representative (which consent will not be unreasonably conditioned, withheld or delayed or impose upon either Company conditions or other obligations that would reasonably be expected to result in a violation of Law, including any Competition Laws), from the date hereof until the Closing or the termination of this Agreement in accordance with its terms, Sellers shall, and shall cause the Companies to, conduct their respective businesses in the ordinary course of business, consistent with past practice, and not to take any of the following actions:

(i) amend the Organizational Documents of either Company (whether by merger, consolidation or otherwise);

(ii) change the Companies’ corporate purpose or enter into a new line of business;

(iii) amend any term of, split, combine or reclassify any Capital Stock of either Company (whether by merger, consolidation or otherwise);

(iv) redeem, repurchase or otherwise acquire any Capital Stock of either Company (whether by merger, consolidation or otherwise);

(v) deliver or sell any Capital Stock of either Company (whether by merger, consolidation or otherwise);

(vi) make or pledge to make any material charitable or other capital contribution to any Person;

(vii) cancel or waive any claims or rights of material value other than in the ordinary course of business consistent with past practice;

(viii) change any methods of accounting, except in the ordinary course of business consistent with past practice or as may be required by Law or changes in GAAP;

(ix) make any material Tax election, except as may be required by applicable Law or as consistent with Tax elections historically made by either Company;

(x) sell, assign, lease, license or otherwise transfer tangible assets of either Company, in each case, other than cash, except in the ordinary course of business for fair value of less than $2,000,000 in the annual aggregate;

(xi) assign, transfer, license, sublicense, covenant not to assert, abandon, permit to lapse, or otherwise dispose of any IP License that constitutes a Material Contract or other material item of Business IP owned by or licensed to a Company, except non-exclusive licenses granted in the ordinary course of business;

(xii) except as required by Law, (i) establish, adopt, enter into, materially amend or terminate any U.S. Benefit Plan or Foreign Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a U.S. Benefit Plan or Foreign Benefit Plan if in effect on the date hereof, or increase or accelerate, or commit to accelerate the funding, payment or vesting of, the compensation or benefits provided under any U.S. Benefit Plan or Foreign Benefit Plan or otherwise, (ii) grant or announce any cash, equity or equity-based incentive awards, bonuses, severance or other compensation payable or benefits provided to any of the current or former employees, officers, directors or other individual service providers of either Company, (iii) hire or otherwise enter into any employment or engagement agreement or arrangement with any individual whose annual compensation opportunities would reasonably be expected to exceed $250,000, or (iv) furlough, temporarily lay off or terminate (other than for cause) any individual, employee or independent contractor whose annual compensation opportunities would reasonably be expected to exceed $250,000;

(xiii) implement or announce any material employee layoffs, plant closings, reductions in force, material salary or wage reductions, including such actions that could implicate the U.S. Worker Adjustment and Retraining Notification Act of 1988 and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs, and employment losses (collectively, the “WARN Act”);

(xiv) make any capital investment in, or any loan to, or any acquisition of the securities of, any other Person, or acquire all or a substantial portion of the assets of any other Person;

(xv) except for indebtedness for borrowed money incurred between or among a Company and one or more of its Affiliates, incur any indebtedness for borrowed money in an amount exceeding $2,000,000;

(xvi) permit the Companies to grant guarantees or issue securities, for any amount whatsoever, in favor of an Affiliate or any Person;

(xvii) create or allow any Lien over the Companies’ assets, including Owned Real Property, other than Permitted Liens or Liens that will be released at Closing;

(xviii) assign, sale, donate or perform any kind of transfer of (i) its Owned Real Property; or (ii) any of its other assets when executed outside the ordinary course of business and adversely affecting the generation of EBITDA in any of the Companies, in either the case of clause (i) or (ii), in favor of any of their Affiliates or a third party;

(xix) enter into Contracts with a term of more than 12 months that involve individual or aggregate annual payments, receipts or consideration of $1,000,000 or more; or

(xx) agree to do any of the foregoing.

(b) Prior to the Closing, Sellers will terminate, or will cause the termination of, all Affiliate Contracts.

(c) Sellers’ Parent will cause Terphane LLC to use commercially reasonable efforts to renew the permit described in subsection (vi) of Schedule 5.19(a) as soon as reasonably practicable following the date hereof.

7.2 Access to Information.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall cause each of the Companies to give Buyers and their professional advisors reasonable access during normal business hours and upon reasonable prior written notice to all of the properties, contracts and agreements, books and records of the Companies and shall promptly deliver or make available to Buyers information concerning the business, properties and assets of the Companies as Buyers’ Representative may from time to time reasonably request subject to applicable Laws, including Competition Laws and federal or state securities Laws. All information related to such access shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyers hereby agree that they are not authorized to and shall not (and shall not permit any of their employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of either Company regarding its business or the transactions contemplated by this Agreement without the prior written (including by e-mail) consent of Sellers’ Representative.

(b) Following the Closing, Buyers (including, for the purpose of this Section 7.2(b), the Companies after the Closing) shall provide Sellers and their professional advisors with reasonable access to the books and records of the Companies if reasonably required by a Seller or its Affiliates in connection with (i) any litigation, investigation, tax audit, discovery or similar proceeding, (ii) the preparation of Tax Returns, or (iii) the preparation of Sellers’ Parent’s financial statements or of filings required to be made by Sellers’ Parent to satisfy its obligations under applicable Law with respect to the securities exchange on which its securities are traded, in each case, in accordance with Sellers’ Parent’s internal reporting timelines. If Sellers’ Parent requests the assistance (including testimony) of employees of either Company in connection with any litigation, investigation, Tax audit, discovery, or similar proceeding or claim, or with the preparation of Sellers’ Parent’s financial statements or securities filings as contemplated by this Section 7.2(b), the applicable Buyer shall make, or cause the applicable Company to make, such employees available for a reasonable period of time during normal business hours and upon reasonable prior written notice.

7.3 Public Announcements. No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Sellers’ Representative or Buyers’ Representative, as applicable, except that this Section 7.3 will not prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by Law (including any rule of any securities exchange on which a Party’s securities are traded) or Order to which a Party is bound or subject, upon advice of counsel, in which case the Party making such determination will, if practicable under the circumstances, use commercially reasonable efforts to allow of Sellers’ Representative or Buyers’ Representative, as applicable, a reasonable period of time to comment on such release or announcement in advance of its issuance or publication.

7.4 Filings and Authorizations; Consummation.

(a) Each Party shall use commercially reasonable efforts, and shall cooperate with the other Parties, to obtain as promptly as practicable any and all authorizations, approvals, orders, consents, licenses, waivers, no action acknowledgments, certificates, permits, registrations, qualifications or other rights and privileges of any Governmental Authority or third party (collectively, “Consents”) necessary or advisable for the performance of its obligations under, or the consummation of the transactions contemplated by, this Agreement, including Sellers’ Approvals, the Companies’ Approvals and Buyers’ Approvals.

(b) Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all material Consents necessary or advisable for the performance of its obligations under, or the consummation of the transactions contemplated by, this Agreement, and each Party shall keep the other Parties apprised of the status of material matters relating to the performance of its obligations under, or the consummation of the transactions contemplated by, this Agreement.

(c) Each Party agrees, upon the written request of any other Party to this Agreement, to furnish such other Party with all information concerning itself or such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party to any Governmental Authority to the extent permitted by applicable Law.

(d) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the obligations under this Section 7.4:

(i) Each of Sellers’ Representative and Buyers’ Representative agrees to provide, or cause to be provided, to each and every Governmental Authority with jurisdiction over enforcement of any applicable antitrust or Competition Law (“Antitrust Governmental Authority”), including the CADE and SIC, as promptly as reasonably practicable and in any event within the applicable legal time periods, any information and documents requested by any Antitrust Governmental Authority that are legally required to be provided or otherwise reasonably necessary, proper or advisable to permit consummation of the transactions contemplated hereby.

(ii) Each of Sellers’ Representative and Buyers’ Representative agrees to bear 50% of the cost of any and all filing fees required under applicable Competition Laws and of consultancy services engaged in connection with the filings with any Antitrust Governmental Authority; provided, however, that each of Sellers’ Representative and Buyers’ Representative will bear its own attorneys’ fees in connection with the preparation of such filings.

(iii) With respect to CADE’s Clearance, the Parties shall, and Seller shall cause Limitada to, under Buyers’ Representative’s coordination, use their best efforts to submit as soon as reasonably practicable any required notification and report forms required by the applicable Competition Laws to CADE. Additionally, in connection with CADE’s Clearance:

(A) The Parties agree, and Sellers’ Representative agrees to cause Limitada, to use best efforts to cooperate both in preparing all communications to be made to CADE and in obtaining CADE’s Clearance, and further agree to (i) provide timely to CADE all documents and information in their possession and that may be necessary and appropriate to obtain CADE’s Clearance; and (ii) perform all acts that may be necessary or appropriate to allow the consummation of the transactions contemplated hereby.

(B) Until CADE’s Clearance is obtained, Sellers’ Representative agrees to, and to cause Limitada to, preserve and maintain the Business as it is currently conducted in compliance with all applicable Laws, including Article 107, Paragraph 2 of CADE’s Internal Rules.

(C) The Parties agree, and Sellers’ Representative agrees to cause Limitada, to use their best efforts to address any requests made by CADE so as to enable the Parties to consummate the transactions contemplated hereby as promptly as reasonably practicable. The Parties shall cooperate in good faith and shall use best efforts to address adequately possible concerns raised by CADE and mitigate or remove any conditions, obligations or restrictions imposed by CADE in order to obtain CADE’s Clearance. In the event CADE does not approve the transactions contemplated hereby or in the event CADE’s Clearance is subject to obligations, restrictions or other conditions that would reasonably be expected to have a Material Adverse Effect, Buyer’s Representative shall be entitled to terminate this Agreement under Section 10.1(f).

(iv) With respect to SIC’s Clearance, Buyers’ Representative, in coordination with Sellers’ Representative, will use their best efforts to submit as soon as reasonably practicable any required notification and report forms required by SIC to SIC. Additionally, in connection with SIC’s Clearance:

(A) The Parties agree, and Sellers’ Representative agrees to cause the Companies to use best efforts to cooperate both in preparing all communications to be made to SIC and in obtaining SIC’s Clearance, and further agree to (i) provide timely to SIC all documents and information in their possession and that may be necessary and appropriate to obtain SIC’s Clearance; and (ii) perform all acts that may be necessary or appropriate to allow the consummation of the transactions contemplated hereby.

(B) Until SIC’s Clearance is obtained, Seller agrees to, and to cause each Company to, preserve and maintain the Business as it is currently conducted in compliance with all applicable Laws.

(C) The Parties agree, and Sellers’ Representative agrees to cause the Companies to use their best efforts to address any requests made by SIC so as to enable the Parties to consummate the transactions contemplated hereby as promptly as reasonably practicable. The Parties shall cooperate in good faith and shall use best efforts to address adequately possible concerns raised by SIC and mitigate or remove any conditions, obligations or restrictions imposed by SIC in order to obtain SIC’s Clearance. In the event SIC does not approve the transactions contemplated hereby or in the event SIC’s Clearance is subject to obligations, restrictions or other conditions that would reasonably be expected to have a Material Adverse Effect, Buyer’s Representative shall be entitled to terminate this Agreement under Section 10.1(f).

7.5 Further Assurances. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article X, and provided the Closing occurs, then from and after the Closing, each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of this Agreement and the transactions contemplated hereby. Each Party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Film Trading will, within five Business Days following the Closing Date, submit for registration with the commercial registry of the State of Pernambuco (Junta Comercial do Estado de Pernambuco), Brazil, the Brazil Transfer Document and will take as promptly as reasonably practicable all measures necessary to replace the name of Sellers and their attorneys-in-fact, as well as those of any resigning executive officer of Limitada, from all registries, rolls and similar records maintained by Governmental Authorities, financial institutions, credit bureau and credit protection services in connection with Limitada, and provide to Sellers’ Representative evidence of the foregoing reasonably satisfactory to Sellers’ Representative.

7.6 Employee Matters.

(a) For the period commencing at the Effective Time and ending on December 31 of the year following the year in which the Effective Time occurs (the “Continuation Period”), Buyers agree to use commercially reasonable efforts to provide or cause one of their

Affiliates (including the Companies) to provide to individuals employed by each Company immediately prior to the Effective Time who continue employment with either Buyer or any of its Affiliates after the Effective Time (the “Continuing Employees”) (i) compensation (including salary or hourly wage and incentive bonus opportunity) that is not less than such employees’ compensation in effect immediately before the Closing, and (ii) benefits (including severance arrangements, where applicable) that are, in the aggregate, comparable to the benefits provided to such employees immediately before the Closing, except that any equity-based compensation arrangements and any sale, retention or change in control payments shall not be taken into account for purposes of determining comparability. For the avoidance of doubt, all Continuing Employees of Limitada will have the rights afforded to them under applicable Brazilian employment-related Laws.

(b) Each Buyer or its Affiliates shall provide service credit for purposes of determining eligibility to participate in and vesting under an analogous employee benefit plan maintained by such Buyer or its Affiliates, which provides comparable benefits to each Continuing Employee after the Closing Date, to the same extent recognized by the applicable Company under the applicable U.S. Benefit Plan or Foreign Benefit Plan immediately prior to the Closing. Such crediting of service shall not be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee.

(c) With respect to any welfare benefit plans maintained by each Buyer or its Affiliates on and after the Closing Date, such Buyer shall (i) make the Continuing Employees immediately eligible for such plans, (ii) waive or cause the applicable insurance carriers to waive, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees (and their covered dependents) but, unless otherwise required by applicable Law, only to the same extent such conditions, exclusions and periods were satisfied or did not apply to such Continuing Employees (or their covered dependents) prior to the Closing Date, and (iii) give effect, or cause the applicable insurance carriers to give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Continuing Employees for the plan year in which the Closing Date occurs with respect to similar plans maintained by Sellers and their Affiliates for the benefit of the Continuing Employees prior to the Closing Date.

(d) Each Buyer or its Affiliate shall credit Continuing Employees with a vacation and/or paid-time off (“PTO”) balance equal to the Continuing Employees’ balances as of the Closing Date, and will, during the Continuation Period, offer Continuing Employees additional opportunities to accrue vacation and/or PTO at a rate no lower than the accrual rate such Continuing Employees enjoyed immediately prior to Closing.

(e) Packfilm or its Affiliate shall offer, during the Continuation Period, both health-care flexible spending accounts (“HCFSA”) and dependent-care flexible spending accounts (“DCFSA”) providing benefits substantially comparable to, and in no event less generous than, any comparable HCFSA or DCFSA offered by Tac II or its applicable Affiliate to such Continuing Employees immediately prior to Closing. For the period between the Closing Date and the end of the then-current plan year for any HCFSA and/or DCFSA, Packfilm will coordinate with and provide all necessary cooperation to Tac II or its applicable Affiliate to offer Continuing Employees HCFSA and DCFSA services which continue, until the end of such plan year, the balances and benefit levels elected by the Continuing Employees, and such Continuing Employees will thereafter be permitted to make new elections concerning HCFSAs and/or DCFSAs during the next open-enrollment period for Packfilm’s plans.

(f) Packfilm or its Affiliate shall establish or designate a defined contribution plan that is intended to be qualified under Section 401(a) of the Code (“Buyers’ 401(k) Plan”) that will accept rollovers of Continuing Employees’ “eligible rollover distributions” (as defined in Section 402(c)(4) of the Code) from any U.S. Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code (“Sellers’ 401(k) Plan”). Packfilm or its Affiliate shall allow any such Continuing Employees’ outstanding plan loans under Sellers’ 401(k) Plan to be rolled into Buyers’ 401(k) Plan.

(g) From and after the Closing Date, subject to applicable Law, Tac II or its applicable Affiliate shall retain any right it would otherwise have had to amend, modify, substitute or terminate, and nothing in this Agreement shall prohibit Tac II or its applicable Affiliate from amending, modifying, substituting or terminating, any or all compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by Tac II or any of its Affiliates.

(h) Sellers’ Parent shall discharge in full after the Closing any obligations of either Company or Sellers’ Parent pursuant to the Equity Awards and the Incentive Agreements as they become due and payable after the Closing in accordance with the terms and conditions of such Equity Awards and such Incentive Agreements. To the extent Sellers’ Parent pays, or causes to be paid, the funds necessary to satisfy such obligations on or after the Closing Date into a bank account of either Company to be processed through and paid to the applicable recipient under an Equity Award or an Incentive Agreement through such Company’s regular payroll procedures, Buyers’ Parent agrees that once the funds are received, it will ensure such funds are used solely for the purposes of satisfying Sellers’ Parents obligations pursuant to the Equity Awards and the Incentive Agreements.

(i) The provisions of this Section 7.6 are solely for the benefit of the Parties, and no current or former employee, nor any other Person (including any beneficiary or dependent thereof), shall be a third-party beneficiary of this Section 7.6. Nothing in this Agreement shall (i) be treated as an amendment, modification or creation of any employee benefit plan, program, policy, practice, agreement or arrangement, including of any U.S. Benefit Plan or of any Foreign Benefit Plan, (ii) create any right or benefit in any Person other than the signatories of this Agreement, (iii) guarantee employment of any employee for any period of time after the Closing Date or preclude the ability of Buyers or any of their Affiliates to terminate the employment of any employee, or (iv) create a binding employment agreement with any employee.

7.7 Indemnification of Directors and Officers. All rights to indemnification existing in favor of those Persons who are managers, directors or officers of the Companies as of the date of this Agreement for their acts and omissions occurring prior to the Closing, as provided in either Company’s Organizational Documents (as in effect as of the date of this Agreement), shall survive the Closing and shall be observed by each Company and each Buyer in accordance with their respective terms. On or prior to the Closing, Buyers or their Affiliates will purchase, or will cause the applicable Company to purchase, for the benefit of each Person who is now, has been at any time prior to the Closing Date, or who becomes prior to the Closing Date a director, manager, officer, shareholder, member or partner of either Company (collectively, the “Indemnified Persons”) a prepaid “tail” directors and officers insurance policy (the “Tail Policy”), that (a) provides directors’ and officers’ liability insurance to the Indemnified Persons on substantially the same terms and conditions as the directors’ and officers’ liability insurance policy currently in place by or on behalf of either Company for the benefit of such Indemnified Persons, including coverage with respect to any fees, costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages, Actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director, manager, officer, shareholder, member or partner of either Company, or services performed by such Indemnified Person at the request of either Company, in each case occurring on or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, (b) has a one-time premium not to exceed 300% of the current annual premium for the existing policy referred to in clause (a) of this Section 7.7, and (c) covers a period of time ending no earlier than the sixth anniversary of the Closing Date. If either Buyer, either Company or any of their successors or assigns (x) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such entity assumes the obligations set forth herein. The provisions of this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this provision applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

7.8 Notices and Effect of Schedule Supplements.

(a) Between the date hereof and the Closing Date, Sellers’ Representative or Buyers’ Representative (the “Schedule Supplement Provider”) will, upon becoming aware that a representation or warranty made by Sellers or the Companies pursuant to Article IV or V or by Buyers pursuant to Article VI, as applicable, (i) was not true when made or (ii) was true when made but has been rendered inaccurate by events occurring or circumstances arising after the date hereof (referred to as an “Interim Breach”), the Schedule Supplement Provider shall promptly supplement the applicable Schedules with respect to such representation or warranty (each a “Schedule Supplement”) and deliver such Schedule Supplement to Buyers’ Representative or Sellers’ Representative, as applicable (the “Schedule Supplement Recipient”).

(b) If the Schedule Supplement Recipient has the right to terminate this Agreement under Article X or to pursue indemnification rights under Article XI as a result of Losses arising from the breaches, omissions or inaccuracies described in the Schedule Supplement, and the Schedule Supplement Recipient fails to send written notice to the Schedule Supplement Provider of its election to pursue such remedy prior to the Closing Date, the Schedule Supplement Recipient will be deemed to have irrevocably waived any right to terminate this Agreement or pursue indemnification under Article XI with respect to such matter; provided, however, that if the Schedule Supplement Recipient receives a Schedule Supplement ten or fewer days prior to Closing, the Schedule Supplement Recipient may elect to provide its written notice to Schedule Supplement Provider at any time during the ten day period following receipt thereof and shall not be obligated to consummate the transactions contemplated hereby until the expiration of such ten-day period.

(c) If the Schedule Supplement Recipient timely delivers a written notice to the Schedule Supplement Provider, and such notice is a valid election:

(i) to terminate this Agreement under Article X, the applicable terms and conditions of Article X will apply; or

(ii) to pursue indemnification rights under Article XI, such written notice shall be deemed a Notice of Claim, the Schedule Supplement Provider shall be deemed the Indemnifying Party, and the Schedule Supplement Recipient shall be deemed the Indemnified Party, in each case, for the purposes of Section 11.3, and the other applicable terms and conditions of Article XI will apply; provided, however, that, for the avoidance of doubt, (A) such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, and (B) if the Schedule Supplement Recipient also has the right, but does not elect, to terminate this Agreement under Article X as a result of the disclosure in the Schedule Supplement and elects to instead to pursue indemnification, then the Schedule Supplement Recipient shall be deemed to have irrevocably waived any right to terminate this Agreement only with respect to the disclosure in a specific Schedule Supplement; notwithstanding the foregoing, if there are other Schedule Supplements submitted by the Schedule Supplement Provider between the date hereof and the Closing Date, the entire procedure described in Section 7.8 shall be performed again as many times as necessary, and consequently, the termination right or the right to pursue indemnification shall be a remedy that is always available for the Schedule Supplement Recipient according to the terms of this Section 7.8.

7.9 Exclusive Dealing. From the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, Sellers shall not, and shall cause the Companies not to, and shall not permit any of their respective representatives, officers, directors, equity holders or Affiliates to, directly or indirectly, solicit, initiate, knowingly encourage, conduct or continue negotiations with any other Person concerning any (a) merger including either Company, (b) recapitalization or sale or disposition of the Companies’ Capital Stock, or (c) disposition of any of the Companies’ assets other than as permitted under Section 7.1(a).

7.10 Sellers’ Non-Compete. Sellers hereby agree, on their own behalf and on behalf of their Affiliates, that, for a period of five years following the Closing Date, none of them shall (a) acquire any financial or beneficial interest in any Person (either as an owner, equity holder or shareholder) who engages directly or indirectly in the Business; (b) engage directly or indirectly in the Business, (c) solicit or entice, any clients, customers or suppliers, of the Companies for the purposes of diverting their Business or services from the Companies; or (d) assist with or provide advice (as an employee, consultant, director, manager, service provider or otherwise) to any Person in the conduct of the Business; all of them within the jurisdictions of (1) any country in Latin America, (2) Brazil, (3) the United States of America, and (4) any other country where the Companies have business activity. Notwithstanding the foregoing, Sellers and its Affiliates may solely invest in securities of any publicly traded company as an equity holder with fewer than two percent of the issued and outstanding shares of such publicly traded company.

7.11 Plant Closing and Mass Layoffs. During a period of 90 days following the Closing, Buyers shall not, and shall cause the Companies not to, take any action following the Closing that could result in liability under the WARN Act with respect to the Companies or Sellers.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYERS

The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyers’ Representative in writing) of the following conditions as of the Closing Date:

8.1 Fundamental Representations and Warranties. Each of the Sellers’ and the Companies’ Fundamental Representations shall be true, complete and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date) without giving effect to any supplements or amendments to the Schedules delivered in accordance with Section 7.8.

8.2 Representations and Warranties. Each of the representations and warranties of Sellers and the Companies contained in this Agreement (other than the Sellers’ and the Companies’ Fundamental Representations, as to which Section 8.1 shall apply) shall be true, complete and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date) without giving effect to any supplements or amendments to the Schedules delivered in accordance with Section 7.8, except where the failure of such representations and warranties (to be true and correct would not reasonably be expected to result in a Material Adverse Effect.

8.3 Covenants and Agreements. Sellers and the Companies shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.4 Deliveries at Closing. Sellers shall have delivered, or caused to be delivered, to Buyers’ Representative the following documents, each properly executed and dated as of the Closing Date (unless otherwise specified below), as applicable, and in form and substance reasonably acceptable to Buyers’ Representative:

(a) a duly executed membership interest assignment transferring the Interests to Packfilm;

(b) four original copies of the Brazil Transfer Document, signed on behalf of LatAm, Tac II, TAC and Investments and certified copies of the powers-of-attorney, duly registered with the proper Brazilian registry of deeds and documents (registro de títulos e documentos) of the Persons who signed the Brazil Transfer Document on such Seller’s behalf;

(c) a certificate of Sellers and the Companies signed on behalf of each Seller and each Company by an authorized officer of each such Seller and each such Company certifying as to the satisfaction of the closing conditions set forth in Sections 8.1, 8.2 and 8.3;

(d) a certificate of the secretary or other authorized officer of each Seller certifying as to the resolutions of the applicable governing bodies of such Seller authorizing and approving the execution and delivery of this Agreement by such Seller and all other Transaction Documents to which such Seller is a party, the performance of such Seller’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby;

(e) a certificate of the secretary or other authorized officer of each Company certifying as to (i) the accuracy and completeness of attached copies of the Organizational Documents of such Company and, where applicable, certified by the applicable Governmental Authority as of a recent date, and (ii) the resolutions of the applicable governing bodies of such Company authorizing and approving the execution and delivery of this Agreement by such Company and all other Transaction Documents contemplated hereby to which such Company is a party, the performance of such Company’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby;

(f) instruments necessary to effect the resignations, effective as of the Closing, of the directors, managers and officers, as applicable, of each Company set forth on Annex 8.4(f) (except for such persons as shall have been designated in writing prior to the Closing by Buyers’ Representative to Sellers’ Representative), along with resolutions of the applicable governing bodies of the Companies and amendments to such Company’s Organizational Documents as may be required by applicable Law in order to effect such resignations (if any); provided, however, that no such resignation shall affect the continuing employment of any Continuing Employee or other Person;

(g) evidence that each Sellers’ Approval and Companies’ Approval set forth on Annex 8.4(g) has been obtained;

(h) the Escrow Agreement, duly executed by Sellers’ Representative and the Escrow Agent;

(i) such payoff letters, termination agreements, termination statements and other releases from each holder of Closing Indebtedness to be repaid at Closing, including from the holder(s) of Closing Indebtedness under the Post-Signing Credit Facility, as set forth in the Pre-Closing Statement, in each case, as Buyers’ Representative shall have reasonably requested, to enable the Companies to repay such Indebtedness at or prior to the Closing;

(j) a certificate in form and substance as required under Section 1.1445-2(b) of the Treasury Regulations, stating that LatAm is not a foreign person subject to the proviso in the last sentence of Section 11.8(i); and

(k) releases duly executed by each employee of Terphane LLC listed under subsection (A) of Schedule 5.14(a)(ix) effective once such employee receives any and all payments that are due upon Closing under the Equity Awards and Incentive Agreement and constitute Transaction Expenses in accordance with the terms and conditions of such U.S. Benefits Plans.

8.5 Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the transactions contemplated hereby or would cause any such transactions to be rescinded.

8.6 Competition Laws. All approvals, consents, or other Orders required to consummate the transactions contemplated hereby under the Competition Laws of the Federative Republic of Brazil and the Republic of Colombia shall have been obtained and all waiting periods under such Competition Laws shall have expired.

8.7 Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing as of the Closing Date.

8.8 Updates to Identified Tax and Labor Matters and Identified Tax and Labor Matters Escrow Amount. The descriptions of the Identified Tax and Labor Matters and their respective classifications and values in the form set forth on Annex 8.8 shall be updated by the Parties and reflected in the Identified Tax and Labor Matters Indemnity Cap pursuant to the terms described in Section 11.5.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers’ Representative in writing) of the following conditions as of the Closing Date:

9.1 Fundamental Representations and Warranties. The representations and warranties of Buyers set forth in Sections 6.1 (Organization of Buyers), 6.2 (Due Authorization of Buyers) and 6.8 (Buyers’ Brokers) of this Agreement (the “Buyers’ Fundamental Representations and Warranties”) shall be true, correct and complete on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date).

9.2 Representations and Warranties. Each of the representations and warranties of Buyers contained in this Agreement (other than the Buyers’ Fundamental Representations and Warranties) shall be true, correct and complete on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to affect the ability of Buyers to consummate the transactions contemplated hereby.

9.3 Covenants and Agreements. Buyers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

9.4 Deliveries at Closing. Buyers shall have delivered, or caused to be delivered, to Sellers the following documents, each properly executed and dated as of the Closing Date, and in form and substance reasonably acceptable to Sellers’ Representative:

(a) one original counterpart signature page to each copy of the Brazil Transfer Documents delivered by Sellers;

(b) a certificate of Buyers signed on behalf of each Buyer by an authorized officer of such Buyer certifying as to the satisfaction of the closing conditions set forth in Sections 9.1, 9.2 and 9.3;

(c) a certificate of the secretary or other authorized officer of each Buyer certifying as to: (i) the accuracy and completeness of attached copies of the Organizational Documents of such Buyer and, where applicable, certified by the applicable Governmental Authority as of a recent date, and (ii) the resolutions of the applicable governing bodies of such Buyer authorizing and approving the execution and delivery of this Agreement by such Buyer and all other Transaction Documents contemplated hereby, the performance of such Buyer’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; and

(d) the Escrow Agreement, duly executed by Buyers’ Representative.

9.5 Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the transactions contemplated hereby or would cause any of the transactions contemplated hereby to be rescinded.

9.6 Competition Laws. All approvals, consents, or other Orders required to consummate the transactions contemplated hereby under the Competition Laws of the Federative Republic of Brazil and the Republic of Colombia shall have been obtained and all waiting periods under such Competition Laws shall have expired.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may not be terminated prior to the Closing Date except as follows:

(a) by the mutual written consent of Buyers’ Representative and Sellers’ Representative;

(b) by Buyers’ Representative (if neither it nor either Buyer are in material breach of their respective representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.1, 9.2 or 9.3 not to be satisfied), upon written notice to Sellers’ Representative, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1, 8.2 or 8.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyers’ Representative or cured by the applicable Seller, as applicable, within ten Business Days after receipt by Sellers’ Representative of written notice thereof from Buyers’ Representative or is not reasonably capable of being cured prior to the Termination Date;

(c) by Sellers’ Representative (if neither it nor any Seller is in material breach of their respective representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2 or 8.3 not to be satisfied), upon written notice to Buyers’ Representative, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of either Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.1, 9.2 or 9.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Sellers’ Representative or cured by the applicable Buyer within ten Business Days after receipt by Buyers’ Representative of written notice thereof from Sellers’ Representative or is not reasonably capable of being cured prior to the Termination Date.

(d) by Buyers’ Representative or Sellers’ Representative, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or before September 1, 2024 (the “Termination Date”); except that neither Buyers’ Representative nor Sellers’ Representative shall be entitled to terminate this Agreement pursuant to this Section 10.1(d) if the willful breach of (i) a Buyer or the Buyers’ Representative, or (ii) a Seller or the Sellers’ Representative, as applicable, of this Agreement has prevented or materially delayed the consummation of the transactions contemplated hereby; provided, however, that if all conditions to Closing have been satisfied by the Termination Date other than receipt of CADE’s Clearance, then, subject to Section 10.1(f), the Termination Date shall automatically be extended to December 1, 2024.

(e) by Buyers’ Representative or Sellers’ Representative, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(f) by Buyers’ Representative, without any penalty and with no compensation due from one Party to the other, upon written notice to Sellers’ Representative and so long as Buyers’ Representative has complied with its obligations set forth in Sections 7.4(d)(iii)(C) and 7.4(d)(iv)(C) to use its best efforts to obtain CADE’s Clearance and SIC’s Clearance, respectively, if CADE or SIC does not approve the transactions contemplated hereby or in the event CADE’s Clearance or SIC’s Clearance is subject to conditions, obligations or restrictions that would reasonably be expected to have a Material Adverse Effect;

(g) by Buyers’ Representative, upon written notice to Sellers’ Representative, if a Material Adverse Effect other than as contemplated by Section 10.1(f) occurs between the date hereof and the Closing Date; provided, however, that such Material Adverse Effect has not been cured or remedied by the applicable Seller within ten Business Days after receipt by Sellers’ Representative of written notice thereof from Buyers’ Representative or is not reasonably capable of being cured or remedied prior to the Closing Date;

(h) by Seller’ Representative, upon written notice to Buyers’ Representative, if there has been an Interim Breach by Sellers or the Companies that exceeds or would reasonably be expected to result in Losses in excess of $5,000,000.00.

10.2 Survival After Termination. If this Agreement is terminated in accordance with Section 10.1, this Agreement shall become void and of no further force and effect; except that the provisions of this Section 10.2 and Article XII (Miscellaneous) shall survive the termination of this Agreement and that nothing herein shall relieve any Party from any liability for Fraud or for knowing or willful breaches of this Agreement prior to termination. For the avoidance of doubt, a breach by either Buyer of Section 6.5 or the failure by either Buyer to consummate the transactions contemplated by this Agreement if obligated to do so hereunder will be considered a knowing and willful breach of this Agreement. Nothing in this Section 10.2 shall either (a) relieve or release any Party of any Losses (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) arising out of such Party’s knowing or willful breach of any provision of this Agreement, or (b) prevent a Party from compelling specific performance by another Party of its obligations under this Agreement. For the avoidance of doubt, in the event of the termination of this Agreement by either Buyers’ Representative or Sellers’ Representative as provided in Section 10.1, the Confidentiality Agreement will survive the termination of this Agreement in accordance with its terms.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION; TAX MATTERS

11.1 Survival Periods.

(a) Survival Periods Related to Sellers’ and the Companies’ Representations and Warranties and Covenants:

(i) subject to Sections 11.1(a)(iii) through 11.1(a)(v), Sellers’ and the Companies’ representations and warranties set forth in Article IV and Article V, respectively, and any related definitional provisions set forth in Article I (Definitions and Terms) shall survive until the date that is 12 months following the Closing Date;

(ii) all covenants and agreements of any Seller or either Company to the extent requiring performance prior to Closing, shall survive until the date that is 18 months after the Closing Date, and all covenants and agreements of any Seller or either Company that require performance after the Closing Date, and any related definitional provisions set forth in Article I Definitions and Terms, shall survive in accordance with their terms until fully performed;

(iii) Sellers’ and the Companies’ representations and warranties concerning Limitada (A) set forth in Section 5.10 (other than Identified Tax Matters for which the survival period is set forth in Section 11.1(a)(iv)) and any related definitional provisions set forth in Article I (Definitions and Terms), but only to the extent related to Brazilian Taxes (the “Brazilian Tax Representations”), and (B) set forth in Section 5.17(b) or related to anti-bribery Laws, anti-corruption Laws or similar Laws including the United

States Foreign Corrupt Practices Act (the “Anti-Corruption Representations”), shall each survive until the date that is six years following the Closing Date;

(iv) Sellers’ Parent’s obligation to indemnify the Buyers’ Indemnified Parties for the Identified Tax and Labor Matters shall survive indefinitely after the Closing subject to the terms and conditions set forth in Section 11.5; and

(v) Sellers’ and the Companies’ Fundamental Representations and any related definitional provisions set forth in Article I (Definitions and Terms) shall survive indefinitely after the Closing.

Notwithstanding anything to the contrary in Sections 11.1(a)(i), 11.1(a)(iii) and 11.1(a)(v) and any related definitional provisions set forth in Article I (Definitions and Terms), the survival period for Losses associated with Interim Breaches of Sellers’ and the Companies’ representations and warranties set forth in Article IV and Article V shall be subject to the terms and conditions of Section 7.8 and the second sentence of each of Section 11.3(b) and Section 11.3(d).

(b) Survival Periods Related to Buyers’ Representations and Warranties and Covenants:

(i) Buyers’ representations and warranties set forth in Article IV and any related definitional provisions set forth in Article I (Definitions and Terms) shall survive until the date that is 12 months after the Closing Date;

(ii) all covenants and agreements of Buyers to the extent requiring performance prior to the Closing shall survive until the date that is 18 months after the Closing Date, and the covenants and agreements of Buyers that require performance after the Closing Date and any related definitional provisions set forth in Article I (Definitions and Terms) shall survive in accordance with their terms.

Notwithstanding anything to the contrary in Section 11.1(b)(i), the survival period for Losses associated with Interim Breaches of Buyers’ representations and warranties set forth in Article IV and any related definitional provisions set forth in Article I (Definitions and Terms) shall be subject to the terms and conditions of Section 7.8 and the second sentence of each of Section 11.3(b) and Section 11.3(d).

(c) Indemnity Escrow Release Date.

(i) On the 12-month anniversary of the Closing Date (the “Indemnity Escrow Release Date”), the Escrow Agent will release to (A) Sellers, as directed by Sellers’ Representative, the remaining balance of the Indemnity Escrow Amount from the Indemnity Escrow Account less the aggregate amount of Losses specified in any then unresolved good faith indemnification claims made by Buyers’ Indemnified Party for which a Notice of Claim has been duly delivered in accordance with this Article XI and the terms of the Escrow Agreement less the applicable Brazilian Withholding Tax Amount calculated in accordance with Section 11.8(i) on the amount to be released to Sellers, and (B) to Film Trading, such applicable Brazilian Withholding Tax Amount, which Film Trading will pay to the Brazilian Tax Authorities in accordance with Section 11.8(i).

(ii) To the extent that any amount is reserved and withheld from distribution from the Indemnity Escrow Account on the Indemnity Escrow Release Date on account of such an unresolved claim for indemnification and, subsequent to the Indemnity Escrow Release Date, such claim is resolved, Buyers’ Representative and Sellers’ Representative shall promptly jointly direct the Escrow Agent to release (A) to Buyers, as directed by Buyers’ Representative, the amount of its Losses, if any, due in respect of such claim as finally determined, and (B)(1) to Sellers, as directed by Sellers’ Representative, an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing, clause (A) of this sentence less the applicable Brazilian Withholding Tax Amount calculated in accordance with Section 11.8(i) on the amount to be released to Sellers, and (2) to Film Trading, such applicable Brazilian Withholding Tax Amount, which Film Trading will pay to the Brazilian Tax Authorities in accordance with Section 11.8(i).

(d) Effect of Valid Notice of Claim. For the avoidance of doubt, provided an Indemnified Party delivers a Notice of Claim in good faith to the Indemnifying Party prior to the expiration of the applicable survival period specified in Section 11.1(a) or Section 11.1(b), as applicable, the claims described therein shall not thereafter be barred by the expiration of such survival period, and such claims shall survive until finally resolved.

11.2 Indemnification. Subject to the limitations set forth in this Article XI, including Sections 11.1 and 11.4, following the Closing:

(a) Sellers’ Parent, on behalf of Sellers, agrees to indemnify and hold harmless Buyers and their Affiliates (including the Companies) and their respective officers, directors, employees, shareholders, managers, members, agents and other representatives (collectively, the “Buyers’ Indemnified Parties,” and each, a “Buyers’ Indemnified Party”), against any loss, liability, obligation, damage, claim, cost or expense (including reasonable attorneys’ fees and expenses, including, subject to the terms and conditions of Section 11.3(c), Appeal Expenses) (collectively, “Losses”) arising from or relating to:

(i) any inaccuracy or omission in or breach of any of Sellers’ or the Companies’ representations and warranties set forth in Article IV or Article V (including any of the Schedules) other than the Brazilian Tax Representations, the Anti-Corruption Representations and Interim Breaches of such representations and warranties;

(ii) any breach or nonperformance of the covenants and agreements of any Seller or either Company contained in this Agreement;

(iii) the identified Tax contingencies set forth under subsection (vii) on Schedule 5.10(a) and marked with an asterisk (“(*)”) (the “Identified Tax Matters”) and labor and employment contingencies under subsection (iii) on Schedule 5.15(a) and marked with an asterisk (“(*)”) (the “Identified Labor Matters” and together with the Identified Tax Matters, the “Identified Tax and Labor Matters”), which are subject to adjustments and updates pursuant to Section 11.5;

(iv) any inaccuracy or omission in or breach of any of (A) the Brazilian Tax Representations or (B) the Anti-Corruption Representations;

(v) Interim Breaches of any of Sellers’ or the Companies’ representations and warranties set forth in Article IV or Article V;

(vi) the matter disclosed as item 2 under subsection (ii) of Schedule 5.15(a); and

(vii) any loss, exposure, cost or liability (including any funding liability or funding deficiency) arising from any defined benefit pension plan maintained by Sellers’ Parent or any other entity in Sellers’ Parent’s controlled group, including the Tredegar Corporation Retirement Income Plan.

(b) Buyers’ Parent (on behalf of Buyers) agrees to indemnify and hold harmless Sellers and their Affiliates and their respective officers, directors, employees, shareholders, managers, members, agents and other representatives (collectively, the “Sellers’ Indemnified Parties,” and each, a “Sellers’ Indemnified Party”), against any Losses that result, directly or indirectly, from:

(i) any inaccuracy in or breach of any of Buyers’ representations and warranties set forth in Article VI of this Agreement, including Interim Breaches of such representations and warranties; and

(ii) any breach or nonperformance of the covenants and agreements of either Buyer contained in this Agreement.

11.3 Indemnification Procedure.

(a) Except as set forth in Section 11.3(c), if a Buyers’ Indemnified Party or a Sellers’ Indemnified Party (an “Indemnified Party”) learns of any matter that it believes will entitle such Indemnified Party to indemnification from Sellers’ Parent or Buyers, as applicable, under Section 11.2 (the “Indemnifying Party”), the Indemnified Party shall deliver to the Indemnifying Party a notice describing such matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation, to the extent reasonably estimable, the estimated losses resulting therefrom, and reasonable supporting documentation (a “Notice of Claim”).

(b) If the claim is by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) for a Loss not associated with an Identified Tax Matter or an Identified Labor Matter, the Indemnified Party shall deliver the Notice of Claim to Sellers’ Representative or Buyers’ Representative, as applicable, within 15 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such claim); provided, however, that any failure of the Indemnified Party to provide timely a Notice of Claim shall not affect the Indemnifying Party’s right to assume the defense of any such Third Party Claim. Notwithstanding the foregoing sentence, a Notice of Claim for a Third Party Claim arising from an Interim Breach is subject to the procedures, including the time limitations, set forth in Section 7.8 and will be irrevocably waived if not given in accordance with such procedures, including the time limitations set forth in Section 7.8. The Indemnifying

Party will have the right, within 15 days after receipt from the Indemnified Party of the Notice of Claim, to assume and conduct at its sole cost and expense the defense of such Third Party Claim except that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the claim involves criminal liability, (ii) the claim seeks exclusively an injunction or equitable relief against any Indemnified Party or any of its Affiliates or (iii) the Indemnifying Party has failed or is failing to defend the claim in good faith. During the period referred to in the preceding sentence, the Indemnified Party shall, and shall cause its Affiliates and its and their respective officers and directors to, provide such information to the Indemnifying Party as the Indemnifying Party may reasonably request in connection with its evaluation of whether a Third Party Claim is an indemnifiable claim under Section 11.2. Notwithstanding the assumption of the defense of any claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) in the written opinion of counsel to the Indemnified Party a conflict of interest arises out of the representation of the interests of such Indemnified Party by counsel selected by the Indemnifying Party or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a period of seven days after the Notice of Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in the preceding clauses (x), (y) or (z), the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. The Indemnifying Party shall not in connection with each Third Party Claim be liable for the fees and expenses of more than one firm or legal counsel for all of the Indemnified Parties. If the Indemnifying Party (having assumed the defense of a Third Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with this Section 11.3(b)) proposes to settle such Third Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect (together with a reasonably detailed statement of the terms and conditions of such settlement) to the Indemnified Party or the Indemnifying Party (as applicable), which notice shall be provided a reasonable time prior to the proposed time for effecting such settlement, and shall not effect any such settlement without the prior written consent of the Indemnified Party or the Indemnifying Party (as applicable), which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, no such consent of the Indemnified Party shall be required if the related settlement does not entail any admission of liability on the part of any Indemnified Party and provides for the full release of the Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnifying Party shall be solely responsible for any amounts payable under any such settlement agreement entered into in accordance with this Section 11.3(b) as Losses of the Indemnified Party. Once a Loss is agreed by the Indemnifying Party and the Indemnified Party or finally adjudicated to be payable pursuant to this Section 11.3(b), (1) the Indemnifying Party shall satisfy its payment obligations within 10 Business Days by wire transfer of immediately available funds in favor of the Indemnified Party or any other Person as directed by the Indemnified Party or (2) the Loss shall be satisfied pursuant to the terms and conditions of the Escrow Agreement, as applicable.

(c) If the Third Party Claim is for a Loss associated with an Identified Tax Matter or an Identified Labor Matter, then Limitada or its applicable Affiliate shall be deemed to control the defense of such Third Party Claim; provided, however, that Buyers’ Representative must obtain the prior written consent of Sellers’ Representative, not to be unreasonably withheld, conditioned or delayed, if it intends to terminate the legal counsel engaged by or on behalf of Limitada prior to Closing to represent Limitada in connection with such Identified Tax Matter or Identified Labor Matter or to engage a different outside legal counsel from such pre-Closing legal counsel (such legal counsel that continues to represent Limitada following Closing or is a replacement legal counsel approved by Sellers’ Representative, the “Approved Counsel”). Buyers’ Representative will notify Sellers’ Representative of any proposed changes to Approved Counsel at least 15 Business Days in advance of the date of such proposed change. If Sellers’ Representative fails to respond within such 15 Business Day period, it will be deemed to have consented to the change in Approved Counsel, and such new counsel will be deemed an Approved Counsel hereunder. Subject to the cap set forth in Section 11.4(e), Limitada or its applicable Affiliate shall be entitled to recover ongoing Losses in connection with defending Third Party Claims for Losses associated with Identified Tax Matters or Identified Labor Matters, including reasonable and documented expenses of Approved Counsel and other necessary and appropriate outside advisors. No more frequently than once a calendar quarter following the Closing Date, Buyers’ Representative will submit to Sellers’ Representative (or a designee thereof identified in writing by Sellers’ Representative to Buyers’ Representative) a Notice of Claim that includes the following information: (x) identification of the Identified Tax Matter or Identified Labor Matter to which the Losses relate in reasonable detail, including process number, (y) a summary of the Losses being claimed, and (z) copies of invoices or other documentation evidencing payment of such Losses. If Sellers’ Representative, acting reasonably, disagrees with any or all Losses described and included in such Notice of Claim, it shall provide written notice to Buyers’ Representative within 15 days of receipt of such Notice of Claim describing in reasonable detail the disputed items. Sellers’ Representative and Buyers’ Representative shall cooperate in good faith to resolve any such dispute; provided, however, that if they are unable to resolve such dispute within 15 days after Sellers’ Representative’s delivery of its dispute notice to Buyers’ Representative, then such dispute shall be resolved by either of the accounting firms listed in Annex 2.3(b) (each, an “Alternative Accounting Firm”), in which case the fees and expenses of the Alternative Accounting Firm shall be borne equally by Sellers and Buyers, unless the Alternative Accounting Firm, Sellers’ Representative or Buyers’ Representative, acting in good faith, considers that the dispute is legal in nature and should be resolved by a court of competent jurisdiction, then such dispute shall be resolved as provided for in Section 12.10. If Buyers’ Representative proposes to settle such Third Party Claim for a Loss associated with an Identified Tax Matter or an Identified Labor Matter, Buyers’ Representative shall provide notice to that effect (together with a reasonably detailed statement of the terms and conditions of such proposed settlement) to Sellers’ Representative, which notice shall be provided a reasonable time prior to the proposed time for effecting such settlement, and shall not effect any such settlement without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned. If Buyers’ Representative, at its own cost and expense, engages any of the law firms listed on Annex 11.3(c) under the heading “Firms for Identified Tax Matters” for an Identified Tax Matter or under the heading “Firms for Identified Labor Matters” for an Identified Labor Matter, none of whom at the time of such engagement shall be representing any of the Parties or their Affiliates in any Action, and such firm issues a legal opinion recommending entering into the proposed settlement of such Third Party Claim, this opinion shall be definitive and binding on the Parties, and Sellers’ Representative shall be deemed to have approved such settlement. Sellers’ Parent shall be solely responsible for any amounts payable under any such settlement agreement entered into under this Section 11.3(c) as Losses of the Indemnified Party subject to the cap set forth in Section 11.4(e). In the event Limitada is required to provide a form of security to the applicable Governmental Authority in order to appeal or otherwise continue to challenge a Third Party Claim associated with an Identified Tax Matter or an Identified Labor Matter, Buyers’ Parent will first cause Limitada to use commercially reasonable efforts to provide such security in the most cost efficient manner, such as in the form of an insurance policy, and will only permit Limitada to provide a cash deposit in connection therewith if so determined by a judicial order, notwithstanding Limitada’s exercise of commercially reasonable efforts to provide another form of security (the costs and expenses associated with an insurance policy or other means of providing security or the amount of the cash deposit are referred to as “Appeal Expenses”). The Appeal Expenses shall be borne by Sellers’ Representative as part of the Losses associated with such Identified Tax Matter or Identified Labor Matter. Once a Loss is agreed to by Sellers’ Representative and Buyers Representative or finally adjudicated to be payable pursuant to this Section 11.3(c), (1) Sellers’ Parent shall satisfy its payment obligations within 10 Business Days by wire transfer of immediately available funds in favor of Buyers’ Representative, Limitada or any other Person as directed by Buyers; Representative or (2) the Loss shall be satisfied pursuant to the terms and conditions of the Escrow Agreement, as applicable, in each case subject to the cap set forth in Section 11.4(e).

(d) If an Indemnified Party suffers an indemnifiable Loss that does not involve a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall inform the Indemnifying Party in writing thereof with a Notice of Claim, and upon receipt of such Notice of Claim, the Indemnifying Party shall promptly inform the Indemnified Party about its agreement or disagreement with respect to the Direct Claim. Failure to reply the Notice of Claim within a period of 10 days, shall mean that the Indemnifying Party is in disagreement with respect to the Direct Claim, and therefore, there is a dispute from the Indemnifying Party regarding the Direct Claim. Notwithstanding the foregoing sentence, a Notice of Claim for a Direct Claim arising from an Interim Breach is subject to the procedures, including the time limitations, set forth in Section 7.8 and will be irrevocably waived if not given in accordance with such procedures, including the time limitations set forth in Section 7.8. If the Direct Claim is subject to dispute, such dispute shall be considered as a dispute according to the terms of this Agreement and shall be resolved as provided for in Section 12.10. If there is no dispute on the Direct Claim or, in case of a dispute, if the Loss is deemed to be due after the procedures described in Section 12.10, the Indemnifying Party shall, within ten Business Days, pay for the Loss in immediately available funds, to the bank, branch and checking account indicated in advance and in writing by the Indemnified Party subject to the limitations set forth in Section 11.4.

(e) For the avoidance of doubt and notwithstanding anything to the contrary in the Escrow Agreement, Buyers’ Parent and Sellers’ Representative agree that they will only instruct, or cause to be instructed, the Escrow Agent to release funds from any of the Escrow Accounts by joint written instructions, and they shall not unilaterally instruct, or cause the unilateral instruction of, the Escrow Agent in connection with any such release except in the following circumstances: (i) Buyers’ Parent may permit Film Trading to instruct the Escrow Agent unilaterally to release funds from an Escrow Account in connection with a decision of the Alternative Accounting Firm as described in Section 11.3(c) where the Alternative Accounting Firm resolves a dispute between Sellers’ Parent and Buyers’ Parent in favor of Limitada or one of its Affiliates for the recovery of ongoing Losses in connection with defending a Third Party Claim for an Identified Tax Matter or an Identified Labor Matter, and (ii) Buyers’ Parent may permit Film Trading to, and Sellers’ Representative may, instruct the Escrow Agent unilaterally to release funds from any Escrow Account following receipt of a final and non-appealable award, judgment or order issued by a court of competent jurisdiction ordering a release of funds from an Escrow Account to the applicable party or one of its Affiliates.

11.4 Limitations on Indemnification.

(a) No Buyers’ Indemnified Party or Sellers’ Indemnified Party will be entitled to recover for Losses under Section 11.2(a)(i) or 11.2(b)(i), as applicable, (i) that individually are in an amount of $10,000 or less (a “Minor Claim”), which Minor Claims will not be aggregated, or (ii) unless and until Losses (excluding Minor Claims) aggregate to an amount in excess of $625,000 (the “Threshold Amount”), in which case, the Indemnifying Party will only be liable for the amount of Losses sought by the Indemnified Party in excess of the Threshold Amount.

(b) With respect to any Losses suffered or incurred by a Buyers’ Indemnified Party under Section 11.2(a)(i), such Buyers’ Indemnified Party shall be entitled, as its sole remedy for any such Losses, to recover any such Losses in the following order:

(i) first, from the Indemnity Escrow Account until the Indemnity Escrow Account is exhausted; and

(ii) second, from the R&W Policy until the maximum amount recoverable under the R&W Policy has been met.

(c) With respect to any Losses suffered or incurred by a Buyers’ Indemnified Party under Section 11.2(a)(iii), such Buyers’ Indemnified Party shall be entitled, as its sole remedy for any such Losses, to recover any such Losses in the following order:

(i) first, from the Identified Tax and Labor Matters Escrow Account until the Identified Tax and Labor Matters Escrow Account is exhausted;

(ii) second, from the Indemnity Escrow Account until the Indemnity Escrow Account is exhausted;

(iii) third, by proceeding directly against Sellers’ Parent.

(d) With respect to any Losses suffered or incurred by a Buyers’ Indemnified Party under Section 11.2(a)(iv) or 11.2(a)(v) such Buyers’ Indemnified Party shall be entitled, as its sole remedy for any such Losses, to recover any such Losses in the following order:

(i) first, from the Indemnity Escrow Account until the Indemnity Escrow Account is exhausted;

(ii) second, from the Identified Tax and Labor Matters Escrow Account until the Identified Tax and Labor Matters Escrow Account is exhausted; and

(iii) third, by proceeding directly against Sellers’ Parent.

(e) In no event shall the aggregate liability of Sellers’ Parent, on behalf of all Sellers, collectively, for all claims by the Buyers’ Indemnified Parties for indemnifiable Losses under Section 11.2(a)(iii) exceed the aggregate amount of the contingent liabilities associated with the Identified Tax and Labor Matters in the revised version of Annex 8.8 as of the Identified Tax and Labor Matters Update Date agreed to by the Parties after resolution of all disputes related thereto pursuant to Section 11.5(b) (the “Identified Tax and Labor Matters Indemnity Cap”).

(f) In no event shall the aggregate liability of Seller’s Parent, on behalf of all Sellers, collectively, for (i) all claims by the Buyers’ Indemnified Parties for indemnifiable Losses under subsection (A) of Section 11.2(a)(iv) exceed ten percent of the Purchase Price, as finally determined pursuant to Section 2.3, actually received by Sellers, and (ii) all claims by the Buyers’ Indemnified Parties for indemnifiable Losses under subsection (B) of Section 11.2(a)(iv) exceed 15% of the Purchase Price, as finally determined pursuant to Section 2.3 actually received by Sellers, with such percentages calculated on an aggregated basis (i.e., if Buyers’ Indemnified Parties recover an amount equal to ten percent of the Purchase Price, as finally determined pursuant to Section 2.3 actually received by Sellers, in connection with Losses associated with breaches of Brazilian Tax Representations, then Buyers’ Indemnified Parties cannot recover an amount equal to more than five percent of the Purchase Price, as finally determined pursuant to Section 2.3 actually received by Sellers, for Losses associated with breaches of the Anticorruption Representations).

(g) No Buyers’ Indemnified Party will be entitled to recover for Losses arising from an Interim Breach by Sellers or the Companies of the representations and warranties set forth in Article IV and Article V unless such Losses exceed $500,000, and thereafter, Sellers will only be liable for the amount of Losses sought by such Buyers’ Indemnified Party in excess of $500,000 up to the aggregate amount of $5,000,000; provided, however, that in the event of Fraud, Buyers’ Indemnified Party shall collect from the first Dollar and the amount of $5,000,000 as maximum liability set forth above shall not be applicable.

(h) No Buyers’ Indemnified Party will be entitled to recover for Losses arising from breaches or nonperformance of covenants by Sellers or the Companies pursuant to Section 11.2(a)(ii) unless such Losses exceed $500,000, and thereafter, Sellers will be liable for the amount of Losses sought by such Buyers’ Indemnified Party in excess of $500,000 up to the aggregate amount of $5,000,000; provided, however, that in the event of Fraud or a knowing or willful breach of Sellers’ or the Companies’ covenants, Buyers’ Indemnified Party shall collect from the first Dollar and the amount of $5,000,000 as maximum liability set forth above shall not be applicable.

(i) In no event shall the aggregate liability of Seller’s Parent, on behalf of all Sellers, collectively, for all claims by the Buyers’ Indemnified Parties for indemnifiable Losses under Section 11.2(a) exceed the aggregate amount of the Purchase Price, as finally determined pursuant to Section 2.3, actually received by Sellers.

(j) Notwithstanding anything to the contrary contained in this Agreement, solely for purposes of determining the amount of any Losses that are the subject of an indemnification claim hereunder, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term or, as applicable, clause containing “material,”

“Material Adverse Effect,” except as would not have a ‘Material Adverse Effect” or similar phrases or clauses contained in such representation or warranty the inclusion of which would limit or potentially limit a claim by any Buyers’ Indemnified Party (as if such word or clause, as applicable, were deleted from such representation and warranty), except with respect to Section 5.8, Section 5.9(b) and any defined terms (e.g., Material Contracts).

(k) Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this Agreement shall be paid without duplication and in no event shall (i) any Indemnifying Party be obligated to indemnify any Indemnified Party with respect to any Losses with respect to any matter to the extent such matter was taken into account in the Adjustment Amount pursuant to Sections 2.2(b) and 2.3; or (ii) any Indemnified Party be indemnified under different provisions of this Agreement for the same Losses.

(l) Amounts in respect of any Losses payable by any Indemnifying Party pursuant to the indemnification obligations under this Agreement shall be reduced by (i) any amounts actually received from third parties by or on behalf of the Indemnified Party (including applicable insurance proceeds), and (ii) any insurance proceeds (net of direct collection expenses) recovered by a Buyers’ Indemnified Party (such amounts and benefits are collectively referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (x) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (y) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. For the avoidance of doubt, it is not intended that any insurer be released from any obligation or liability that it otherwise would have had under any of the Companies Insurance Policies set forth on Schedule 5.16 as a result of the indemnification provisions of this Agreement or be entitled to any rights of subrogation in relation to any Party’s rights under this Agreement as a result of any claims paid or payable by such insurer under any of the Companies Insurance Policies set forth on Schedule 5.16.

(m) Each Seller and each Buyer, as appropriate, shall, or shall cause each Indemnified Party to, use commercially reasonable efforts to mitigate Losses for which indemnification is available under this Article XI and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims.

(n) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or exemplary damages, except to the extent such damages are part of a Third Party Claim.

(o) None of the limitations on indemnification set forth in this Section 11.4 shall apply to claims for Fraud.

11.5 Identified Tax and Labor Matters Escrow Account.

(a) The Parties agree that the primary purpose of the Identified Tax and Labor Matters Escrow Amount is to serve as a source of recovery for Buyers in the event Buyers and/or the Companies suffer Losses associated with the Identified Tax and Labor Matters as contemplated by Section 11.2(a)(iii); provided, however, that Buyers shall also be entitled to use the Identified Tax and Labor Matters Escrow Amount to satisfy claims for indemnification under Sections 11.2(a)(iv) and 11.2(a)(v), subject to the caps set forth in Section 11.4(f) and 11.4(g), respectively. For the avoidance of doubt, once the Identified Tax and Labor Matters Escrow Account has been exhausted, Sellers’ Parent will have no obligation to set aside additional funds in escrow to cover any indemnifiable Losses Buyers’ Indemnified Parties may suffer hereunder, and Buyers only source of recovery for Losses under Sections 11.2(a)(iii), 11.2(a)(iv) and 11.2(a)(v) thereafter will be a claim against Sellers’ Parent subject to the caps set forth in Sections 11.4(e), 11.4(f) and 11.4(g), respectively; provided, however, that the proceeds related to the investment of the Identified Tax and Labor Matters Escrow Amount shall be, to the extent necessary, used to indemnify Losses associated with the Identified Tax and Labor Matters pursuant to Section 11.5(c).

(b) The Identified Tax and Labor Matters Indemnity Cap shall accurately reflect the contingencies for the Identified Tax and Labor Matters as of the most recent month-end preceding the Closing Date (the “Identified Tax and Labor Matters Update Date”). To that end, Sellers’ Representative shall deliver to Buyers’ Representative as soon as reasonably practicable prior to Closing following the Identified Tax and Labor Matters Update Date, a revised version of Annex 8.8, in the form attached hereto, that has been updated as of the Identified Tax and Labor Matters Update Date in order to, in good faith, (i) adjust the value attributed to each contingency so as to reflect its current value as of the Identified Tax and Labor Matters Update Date; (ii) include any new contingencies that may have emerged after the preparation of Annex 8.8, in the form attached hereto, and on or before the Identified Tax and Labor Matters Update Date, and (iii) remove any contingency that has been fully and irrevocably paid or otherwise fulfilled after the preparation of Annex 8.8, in the form attached hereto, and on or before the Identified Tax and Labor Matters Update Date. Buyers’ Representative shall review the revised Annex 8.8 and the updated Identified Tax and Labor Matters Indemnity Cap in good faith and shall deliver any comments thereto in writing to Sellers’ Representative within five Business Days after receipt of the revised Annex 8.8. Sellers’ Representative and Buyers’ Representative shall thereafter cooperate in good faith to resolve any disputes regarding updated Annex 8.8 and the Identified Tax and Labor Matters Indemnity Cap prior to Closing; provided, however, that if Sellers’ Representative and Buyers’ Representative are unable to agree prior to Closing on any items in Annex 8.8 or on the updated Identified Tax and Labor Matters Indemnity Cap, such dispute shall be resolved by an Alternative Accounting Firm. The fees and expenses of the Alternative Accounting Firm shall be borne equally by Sellers and Buyers. The good faith commitment in this Section 11.5(b) shall include Sellers’ Representative commitment not to underestimate the Identified Tax and Labor Matters Indemnity Cap and Buyers’ Representative commitment not to overestimate the Identified Tax and Labor Matters Indemnity Cap. The criteria to be followed in updating the Identified Tax and Labor Matters Indemnity Cap for Closing shall be the same used for setting the value for the Identified Tax and Labor Matters contingencies in Annex 8.8 in the form attached hereto.

(c) Additionally, from and after the Closing, Buyers’ Representative and Sellers’ Representative shall annually (the “Annual Term”) review the Losses associated with each

Identified Tax Matter and each Identified Labor Matter and further update Annex 8.8 to (i) remove each Identified Tax Matter and each Identified Labor Matter that is no longer pending or otherwise outstanding and (ii) adjust the value of Losses associated with each still-pending Identified Tax Matter and Identified Labor Matter to reflect its current value as of the revision date (reducing, maintaining or increasing the amount involved). The criteria to be followed in these revisions shall be the same used for setting the value of the Identified Tax and Labor Matters contingencies in Annex 8.8 in the form attached hereto. Sellers’ Representative and Buyers’ Representative shall thereafter cooperate in good faith to resolve any disputes regarding updated Annex 8.8 and the updated Identified Tax and Labor Matters Indemnity Cap prior to the Annual Term; provided, however, that if Sellers’ Representative and Buyers’ Representative are unable to agree prior to the Annual Term on any items in Annex 8.8 or on the updated Identified Tax and Labor Matters Indemnity Cap, such dispute shall be resolved by an Alternative Accounting Firm. The fees and expenses of the Alternative Accounting Firm shall be borne equally by Sellers and Buyers. After this annual review, Sellers’ Representative and Buyers’ Representative shall promptly jointly direct the Escrow Agent to release to Sellers, as directed by Sellers’ Representative, from the Identified Tax and Labor Matters Escrow Account the positive difference (if any) between the original Identified Tax and Labor Matters Escrow Amount and the corrections made during each annual review less the applicable Brazilian Withholding Tax Amount calculated in accordance with Section 11.8(i) on the amount to be released to Sellers.

(d) As promptly as reasonably practicable following the date when all Identified Tax and Labor Matters have been resolved, Buyers’ Representative and Sellers’ Representative shall jointly direct the Escrow Agent to release to Sellers, as directed by Sellers’ Representative, the entire amount remaining in the Identified Tax and Labor Matters Escrow Account less the applicable Brazilian Withholding Tax Amount calculated in accordance with Section 11.8(i) on the amount to be released to Sellers.

11.6 Exclusive Remedy. Notwithstanding anything to the contrary herein, Buyers (on behalf of the Buyers’ Indemnified Parties) and the other Parties acknowledge and agree that, except (a) as provided in Section 12.10(b), (b) for claims for Fraud or (c) as provided in Section 10.2 with respect to the Parties’ remedies if this Agreement is terminated pursuant to Section 10.1, the indemnification pursuant to the provisions of this Article XI shall be the sole and exclusive remedies for any Losses, liability, damages or other amounts, whether or not arising out of Third Party Claims, of and for the Buyers’ Indemnified Parties with respect to (a) any misrepresentation or inaccuracy in, or breach of, any representations or warranties of Sellers (or any other Person) or any breach or failure in performance of any covenants or agreements made by Sellers, in this Agreement or in any exhibit or schedule hereto or any document or certificate delivered hereunder or otherwise relating to Sellers and the Companies, their respective businesses, operations, assets, properties, liabilities or the transactions contemplated hereby or (b) any other matter relating to Sellers or the Companies prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving either Company prior to the Closing (including any common law or statutory rights or remedies for environmental, health or safety matters). Buyers (on behalf of the Buyers’ Indemnified Parties) acknowledge and agree that the Buyers’ Indemnified Parties may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a Party (or a successor to a Party) for breaches of the representations, warranties, covenants or agreements contained in this

Agreement. BUYERS (ON BEHALF OF THE BUYERS’ INDEMNIFIED PARTIES) EXPRESSLY WAIVE ALL RIGHTS AFFORDED BY ANY STATUTE THAT LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. BUYERS (ON BEHALF OF THE BUYERS’ INDEMNIFIED PARTIES) ACKNOWLEDGE THAT THEY UNDERSTAND THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. BUYERS (ON BEHALF OF THE BUYERS’ INDEMNIFIED PARTIES) ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

11.7 Effect on Purchase Price. Any payments made to a Buyers’ Indemnified Party or a Sellers’ Indemnified Party pursuant to Article XI shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Law.

11.8 Tax Matters.

(a) Allocation of Taxes. In the case of any taxable period of either Company that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for such Company for any Pre-Closing Tax Period shall be determined (i) as to income, receipts, Taxes imposed in connection with any sale or other transfer or assignment of property (other than Taxes described in Section 11.8(f)) or similar Taxes, based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which either Company holds a beneficial interest shall be deemed to terminate at such time), and (ii) as to all other Taxes, based on a daily proration, within the Straddle Period. For purposes of any Taxes determined based on a daily proration basis, the amount of such Taxes allocated to a Pre-Closing Tax Period shall be the full, actual amount of such Taxes multiplied by a fraction the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Buyers and Sellers agree that (i) if either Company is permitted but not required under applicable Tax Laws to treat the Closing Date as the last day of a taxable period, Buyers and Sellers shall treat such day as the last day of a taxable period and (ii) for Tax purposes to treat Transaction Expenses as arising on or before the Closing Date to the extent reasonably and legally permitted.

(b) Taxes and Tax Returns.

(i) Sellers’ Representative, at its expense, shall prepare and file timely, or cause to be prepared and filed timely, all Tax Returns of the Companies for all Pre-Closing Tax Periods other than Straddle Tax Returns (“Pre-Closing Tax Returns”). Subject to Section 11.4(e), and except for Taxes taken into account as Current Liabilities or Indebtedness, Seller shall timely pay or cause to be timely paid or reimburse Buyers, as applicable, for any and all Taxes attributable to all Pre-Closing Tax Periods with respect to Tax Returns that were not filed prior to the Closing Date, including for that portion of a Straddle Period ending on or before the Closing Date, to the extent such Taxes have not been accounted for under Article II. For clarity, and notwithstanding other provisions herein, Sellers shall be liable (including owing Buyers’ reimbursements) for Taxes related to Tax Returns for Pre-Closing Tax Periods that were filed prior the Closing Date solely in connection with Sections 11.2(a)(i), 11.2(a)(iii) and/or 11.2(a)(iv)(A) subject to the limitations set forth in this Article XI.

(ii) Buyers’ Representative, at its expense, shall prepare and file timely, or cause to be prepared and filed timely, all Tax Returns for the Companies for all Straddle Periods (“Straddle Tax Returns”) and all Tax Returns for the Companies for all Post-Closing Tax Periods (“Post-Closing Tax Returns”). Buyers shall timely pay or cause to be timely paid any and all Taxes attributable to all Post-Closing Tax Periods, including to that portion of a Straddle Period beginning after the Closing Date and shall pay or cause to be paid any and all Taxes taken into account as Current Liabilities or Indebtedness.

(iii) All Straddle Tax Returns (to the extent that such Tax Returns are with respect to either Company) shall be prepared and filed in a manner consistent with prior practice unless Buyers reasonably and in good faith consider it necessary to change any such practices in order to comply with the applicable Laws. Buyers’ Representative shall permit Sellers’ Representative to review and comment on each such Straddle Tax Return (or the allocable portions of such Straddle Tax Return that include either Company) at least 30 Business Days prior to the filing of such Straddle Tax Return, and Buyers’ Representative shall consider in good faith any revisions to such Straddle Tax Return reasonably requested by Sellers’ Representative. If Sellers’ Representative and Buyers’ Representative cannot agree as to any revisions of a Straddle Tax Return, then at least 20 Business Days prior to the filing date of such Straddle Tax Return (including applicable extensions) any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Straddle Tax Return) by the Accounting Firm. Upon resolution of all disputed items, the relevant Tax Return shall be filed on that basis. The costs, fees and expenses of the Accounting Firm shall be borne equally by Buyers and Sellers.

(iv) Buyers’ Representative shall not (and Buyers’ Representative shall cause the Companies, the Buyer, and all Affiliates of the Buyer not to) amend a Pre-Closing Tax Return without Sellers’ Representative prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c) No Duplication. For the avoidance of doubt, nothing in this Agreement does, or is intended to, confer to or impose upon any Party a duplicative right, entitlement, obligation, payment, or recovery with respect to any Tax matter or item.

(d) Cooperation on Tax Matters. Sellers’ Representative and Buyers’ Representative shall (and Buyers’ Representative shall cause the Companies to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 11.8(b) or Section 11.8(f) and any audit, litigation or other proceeding with respect to Taxes of either Company. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees and, as applicable, outside Tax advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that, for the avoidance of doubt, with respect to any of Sellers’ consolidated Tax Returns that may include either Company, Sellers’ Representative shall only be obligated to provide a pro forma Tax Return for each Company, if relevant and reasonably requested by Buyers’ Representative, and shall under no circumstances be obligated to provide a consolidated Tax Return filed by a Seller, Sellers’ Representative or any Affiliate of a Seller. Sellers and Buyers shall (and Buyers’ Representative shall cause the Companies to) retain all books and records with respect to Tax matters pertinent to either Company relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Sellers’ Representative or Buyers’ Representative, any extensions thereof) and to abide by all record retention agreements entered into with any Tax Authority. Sellers’ Representative and Buyers’ Representative shall (and Buyers’ Representative shall cause the Companies to), upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to either Company or with respect to the transactions contemplated by this Agreement. Sellers’ Representative and Buyers’ Representative shall (and Buyers’ Representative shall cause the Companies to), upon request, provide the other Party with all information that may be required to report pursuant to Section 6043A of the Code and the Treasury Regulations promulgated thereunder with respect to the transactions contemplated by this Agreement.

(e) Contest Provisions.

(i) In the event either Buyer or either Company receives notice of any pending or threatened Tax audit, assessment or other dispute concerning Taxes with respect to which any Seller or Affiliate thereof may incur liability pursuant to the provisions of this Agreement (any such audit, assessment or other dispute, a “Contest”), Buyers’ Representative shall notify Sellers’ Representative promptly of such Contest pursuant to a Notice of Claim; provided, however, that failure of Buyer to comply with this provision shall not affect Buyers’ right to indemnification pursuant to this Article XI unless such failure prevents a Seller from a challenge to such Contest.

(ii) Except with respect to Straddle Periods and the situations (i) and/or (ii) below, Sellers’ Representative shall control any Contest that relates to any Pre-Closing Tax Period, and shall be entitled to employ counsel of its choice at Sellers’ expense; provided, however, that Sellers’ Representative shall keep Buyers’ Representative reasonably informed of the details and status of such Contest; notwithstanding the foregoing, Sellers’ Representative shall not be entitled to assume or continue control of the defense of any Contest if (i) the claim involves criminal liability effects, or (ii) the claim seeks exclusively an injunction or equitable relief or a precautionary measure against Buyers and/or the Companies. If Sellers’ Representative fails to assume control of the conduct of any such Contest within a period of seven days following receipt of written notification sent by Buyers’ Representative of such Contest, Buyers’ Representative shall have the right to assume control of such Contest; provided, further, that (1) Sellers’ Representative shall have the right to participate (at its own expense) in, but not direct, any such Contest and (2) Buyers’ Representative shall keep Sellers’ Representative reasonably informed of the details and status of such Contest (including providing Sellers’ Representative, at Sellers’ expense, with copies of all written correspondence regarding such Contest); provided further that Buyers’ Representative shall not settle, either administratively or after the commencement of litigation, any such Contest without the prior written consent of Sellers’ Representative, such consent not to be unreasonably withheld.

(iii) Buyers’ Representative shall control any Contest (including making settlements) that relates to any Post-Closing Tax Period and shall be entitled to employ counsel of its choice at its expense; provided, however, that to the extent such Contest may impact the liability for Taxes of any Seller (x) Sellers’ Representative shall have the right to participate (at its own expense) in, but not direct, any such Contest; (y) Buyers’ Representative shall keep Sellers’ Representative reasonably informed of the details and status of such Contest (including providing Sellers’ Representative, at Sellers’ expense, with copies of all written correspondence regarding such Contest); and (z) with the written consent of Buyers’ Representative, Sellers’ Representative may assume control of the conduct of such Contest. If Buyers’ Representative fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Buyers’ Representative of notice of such Contest, Sellers’ Representative shall have the right to assume control of such Contest; provided, however that Sellers’ Representative shall not settle, either administratively or after the commencement of litigation, any such Contest without the prior written consent of Buyers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(iv) To the extent that any of the provisions of this Section 11.8(e) conflict with the provisions of Section 11.3(b), the provisions of this Section 11.8(e) shall control with respect to all Contests.

(f) Transfer Taxes and Fees. Except with respect to withheld and deducted amounts described in Section 2.4, all transfer, documentary, sales, use, real property transfer, stamp, registration and similar such Taxes and all conveyance fees, recording charges and other fees and charges (including, as to any such Taxes, fees, or charges, any penalties and interest the cause of which is not an action by Sellers or Companies before Closing) incurred by Sellers, Buyers or the Companies in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Buyer. With respect to all Taxes described in this Section 11.8(f), Sellers, Buyers, or either Company, as applicable, shall file all necessary Tax Returns and other documentation and Buyers shall promptly reimburse Sellers for any Taxes paid by Sellers in connection with such Tax Returns.

(g) Tax Treatment and Purchase Price Allocation. As a result of the U.S. federal (and, to the extent applicable, state and local) income Tax classification of the Companies as entities disregarded as separate for Tax purposes from their respective owners within the meaning of Treasury Regulations Sections 301.7701-2 and -3, the Parties agree to treat the purchase of the Purchased Equity pursuant to this Agreement as the purchase by Buyers of the assets of the Companies and an assumption by Buyers of all of the liabilities of the Companies pursuant to Section 1001 of the Code, for U.S. federal (and, to the extent applicable, state and local) income Tax purposes. No fewer than two Business Days prior to the Closing Date, Sellers’ Representative shall deliver a schedule (the “Companies Allocation Schedule”) to Buyers’ Representative that allocates the Purchase Price (and all other capitalized costs and the assumed liabilities) between the Companies in the manner set forth in Annex 11.8(i). Sellers’ Representative agrees to incorporate any reasonable written comments provided by Buyers’

Representative so long as Buyers’ Representative delivers any such comments at least one Business Day prior to Closing and as the comments do not deviate from the allocation in Annex 11.8(i). The Companies Allocation Schedule will become binding on the Parties upon the first to occur of 3:00 p.m. Eastern Time on the day that is one Business Day prior to Closing if Buyers’ Representative fails to deliver written comments to Sellers’ Representative or (y) once Sellers’ Representative incorporates any comments of Buyers’ Representative provided to Sellers’ Representative pursuant to the immediately preceding sentence. Within 60 days following the Closing, Sellers’ Representative shall deliver to Buyers’ Representative a schedule allocating the portion of the Purchase Price (and other capitalized costs and assumed liabilities) allocated in the Companies Allocation Schedule to Terphane LLC among the assets of Terphane LLC in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or foreign Law, as appropriate) (the “Terphane LLC Allocation Schedule”). If Buyers’ Representative notifies Sellers’ Representative in writing that Buyers’ Representative objects to one or more items reflected in Terphane LLC Allocation Schedule, Sellers’ Representative and Buyers’ Representative shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers’ Representative and Buyers’ Representative are unable to resolve any dispute with respect to the Terphane LLC Allocation Schedule within 30 days following the Closing Date, such dispute shall be resolved by the Accounting Firm. The fees and expenses of the Accounting Firm shall be borne equally by Sellers and Buyers. Sellers’ Representative and Buyers’ Representative shall, and shall cause their respective Affiliates to report, act and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Companies Allocation Schedule and the Terphane LLC Allocation Schedule. Buyers’ Representative shall timely and properly prepare, execute, file and deliver all documents, forms and other information that Sellers’ Representative may reasonably request to prepare the Companies Allocation Schedule and the Terphane LLC Allocation Schedule. Any adjustment to the Purchase Price pursuant to Section 11.7 shall be allocated in a manner consistent with the Companies Allocation Schedule and the Terphane LLC Allocation Schedule, as applicable. Sellers’ Representative and Buyers’ Representative shall not, and shall cause their respective Affiliates not to, take any position (whether in an audit, Tax Return or otherwise) that is inconsistent with the Companies Allocation Schedule or the Terphane LLC Allocation Schedule, as applicable, unless otherwise required to do so by applicable Law. The provisions of this Section 11.8(g) will survive the Closing indefinitely.

(h) FIRPTA Certificate. Because Sellers, other than LatAm, and Terphane Holdings are classified as disregarded entities for U.S. federal income tax purposes, LatAm will be treated as the seller with respect to each Company for purposes of Section 1445 of the Code and the Treasury Regulations thereunder. In connection with the representation and warranty set forth in Section 5.10(c), LatAm agrees to submit the certificate required by Section 8.4(j) on or prior to Closing; provided, however, that if LatAm fails to properly submit such certification, Buyers’ sole recourse shall be to withhold amounts required to be withheld under Section 1445 of the Code and the Treasury Regulations thereunder on Purchase Price amounts allocated to Terphane LLC pursuant to Section 11.8(g) and any subsequent adjustments thereto.

(i) Brazilian Withholding Tax Amounts. Annex 11.8(i) sets forth a description of the procedures that the Parties will apply to calculate each Brazilian Withholding Tax Amount and related Base Consideration and Net Working Capital allocations. At least two Business Days before the Closing Date, Sellers’ Representative shall provide Buyers with information relating to the calculation of the Closing Brazilian Withholding Tax Amount according to the procedures described in Annex 11.8(i), in reasonable detail, and with appropriate supporting documentation and calculations, including each Seller’s tax basis and holding period in the Quotas owned by each of them, the amount of each Seller’s gain with respect to the sale of such Quotas pursuant to this Agreement, and the Closing Brazilian Withholding Tax Amount that Sellers’ have calculated will be imposed in accordance with the Tax Laws of the Federative Republic of Brazil. Sellers’ Representative shall cooperate in a commercially reasonable manner with Buyers’ Representative and its Brazilian tax advisors to promptly provide additional information, answer questions and consult regarding the calculation of the Closing Brazilian Withholding Tax Amount. Sellers’ Representative and Buyers’ Representative shall use commercially reasonable good faith efforts to agree on the amount of the Closing Brazilian Withholding Tax Amount. If Sellers’ Representative and Buyers’ Representative have not entered into such agreement at least one Business Day before the Closing Date, then Film Trading shall withhold from the consideration payable to Sellers under this Agreement on the Closing Date and pay over to the Brazilian Tax Authority that amount of Tax based on the information provided by Sellers’ Representative relating to the calculation of the Brazilian Withholding Tax Amount, and Sellers shall in any case be fully responsible and liable for the effects of any assessment by the Brazilian Tax Authority that the deduction and withholding amounts were less than the amounts actually due under the applicable Law. Buyers’ Representative undertakes to provide to Sellers’ Representative, within 60 Business Days after the Closing Date, evidence of payment of the Brazilian Withholding Tax Amount, indicating the amount of Brazilian Withholding Tax Amount, including any copies of receipts received or obtainable from a Brazilian Tax Authority. For the avoidance of doubt, any amount withheld by Film Trading pursuant to this Section 11.8(i) and paid to the Brazilian Tax Authorities shall be considered to have been paid by Film Trading to Sellers. If any additional Brazilian Withholding Tax Amount becomes payable or refundable after the Closing Date, as applicable, the Parties will follow the same procedures and timelines set forth in this Section 11.8(i) and Annex 11.8(i) attached hereto in calculating and paying over to, or recouping from, the Brazilian Tax Authorities such Brazilian Withholding Tax Amounts.

ARTICLE XII

MISCELLANEOUS

12.1 Appointment of Sellers’ Representative and Buyers’ Representative.

(a) By the execution and delivery of this Agreement, Sellers irrevocably constitute and appoint Sellers’ Representative as their respective representative, true and lawful agent and attorney-in-fact hereunder with full power of substitution to act in the name, place and stead of Sellers (and of each of them), and Buyers irrevocably constitute and appoint Buyers’ Representative as their respective representative, true and lawful agent and attorney-in-fact hereunder with full power of substitution to act in the name, place and stead of Buyers (and of each of them) (1) subject to the Laws applicable to the Purchased Equity, with respect to the transfer of the Purchased Equity in accordance with the terms and provisions of this Agreement; (2) to act on behalf of Sellers (and each of them) and Buyers (and each of them), respectively, in any litigation, arbitration or other action or proceeding under this Agreement or otherwise arising out of the transactions contemplated hereby, and (3) to do or refrain from doing all such further acts and things and to execute all documents and instruments, in each case, as Sellers’ Representative and Buyers’ Representative, respectively, shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement. The power of Sellers’ Representative and Buyers’ Representative under the foregoing appointment will include the power:

(i) to act for Sellers in the case of Sellers’ Representative and Buyers in the case of Buyers’ Representative with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim hereunder on behalf of Sellers (or any of them) and Buyers (or either of them), respectively, and to transact matters of any litigation, action or other proceeding hereunder;

(ii) to act for Sellers in the case of Sellers’ Representative and Buyers in the case of Buyers’ Representative in connection with the negotiation and finalization of the Closing Statement and the Final Purchase Price, including all matters with respect to the Accounting Firm, if an Accounting Firm is retained pursuant to Section 2.3(b);

(iii) to execute and deliver any and all ancillary agreements, certificates, instrument and documents that Sellers’ Representative in the case of Sellers or Buyers’ Representative in the case of Buyers deems necessary or appropriate in connection with the consummation of the transactions contemplated hereby;

(iv) to enter into one or more amendments to this Agreement or to waive one or more failures of either Buyer in the case of Sellers’ Representative or to waive one of more failures of any Seller in the case of Buyers’ Representative or to comply with any obligation, covenant, agreement or condition contained in this Agreement;

(v) to do or refrain from doing any further act or deed (i) on behalf of Sellers that Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present or acting or (ii) on behalf of Buyers that Buyers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Buyers could do if personally present or acting, as applicable; and

(vi) to receive notices and service of process on behalf of Sellers in the case of Sellers’ Representative and Buyers in the case of Buyers’ Representative, in connection with any claims or proceedings arising under or in connection with this Agreement or the transactions contemplated hereby.

(b) The appointment herein of Sellers’ Representative by Sellers and Buyers’ Representative by Buyers shall be deemed coupled with an interest and shall be irrevocable, and Buyers and Sellers, respectively and any other Person may conclusively and absolutely rely, without inquiry, upon any decision, act, consent or instruction of Sellers’ Representative on behalf of Sellers or Buyers’ Representative on behalf of Buyers in any and all matters referred to in this Agreement (including any and all matters with respect to the Escrow Agreement or other Transaction Documents). All notices required to be made or delivered by Sellers to Buyers or Buyers to Sellers, as applicable, shall be made to Sellers’ Representative for the benefit of Sellers or Buyers’ Representative for the benefit of Buyers, and the making or delivery thereof shall discharge in full all notice requirements of Sellers to Buyers and Buyers to Sellers, respectively, with respect thereto. Sellers’ Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner Sellers’ Representative believes to be in the best interest of Sellers and consistent with obligations under this Agreement, and Buyers’ Representative shall act for Buyers on all of the matters set forth in this Agreement in the manner Buyers’ Representative believes to be in the best interest of Buyers and consistent with obligations under this Agreement but neither Sellers’ Representative nor Buyers’ Representative shall be responsible to Sellers (or any of them) or Buyers (or any of them), as applicable, for any loss or damage any Seller may suffer by the performance by Sellers’ Representative of its duties under this Agreement, other than loss or damage found by the final judgment of a court of competent jurisdiction to arise from Sellers’ Representative’s willful violation of Law or this Agreement or its bad faith in connection with its duties under this Agreement or by Buyers’ Representative of its duties under this Agreement, other than loss or damage found by the final judgment of a court of competent jurisdiction to arise from Buyers’ Representative’s willful violation of Law or this Agreement or its bad faith in connection with its duties under this Agreement. All decisions and actions by Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same, and likewise all decisions and actions by Buyers’ Representative (to the extent authorized by this Agreement) shall be binding upon both Buyers, and neither Buyer shall have the right to object, dissent, protest or otherwise contest the same. Each of Sellers’ Representative and Buyers’ Representative shall be entitled to engage such counsel, experts, consultants and other advisors and representatives as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of Sellers’ Representative or Buyers’ Representative, as applicable) shall be entitled to conclusively rely on the opinions and advice of any of such Persons. Each of Sellers’ Representative and Buyers’ Representative may (but need not) consult with any Seller or either Buyer, as applicable, in connection with Sellers’ Representative’s or Buyers’ Representative’s, as applicable, exercise of its powers and performing of its functions hereunder, and each Seller and either Buyer shall cooperate with and offer reasonable assistance to Sellers’ Representative or Buyers’ Representative, as applicable, in connection with such exercise or performance. Sellers’ Representative will have no liability to Buyers, or either Company, or Sellers with respect to actions taken or omitted to be taken solely in its capacity as Sellers’ Representative, except with respect to any liability resulting from Sellers’ Representative’s fraud, intentional misconduct or intentional misrepresentation. Buyers’ Representative will have no liability to Sellers, or either Company, or either Buyer with respect to actions taken or omitted to be taken solely in its capacity as Buyers’ Representative, except with respect to any liability resulting from Buyers’ Representative’s fraud, intentional misconduct or intentional misrepresentation. Each of Sellers’ Representative and Buyers’ Representative will at all times be entitled to rely on any directions received from Sellers and Buyers, respectively. In addition, each Seller and each Buyer shall defend and indemnify Sellers’ Representative and Buyers’ Representative, respectively, and hold Sellers’ Representative and Buyers’ Representative, respectively, harmless from and against any loss arising out of or in connection with the acceptance or administration of Sellers’ Representative’s and Buyers’ Representative’s, respectively, duties hereunder, other than loss or damage found by a final judgment of a court of competent jurisdiction to arise from Sellers’ Representative’s or Buyers’ Representative’s, as applicable, willful violation of the law or this Agreement or its bad faith in connection with its duties under this Agreement.

(c) Neither Sellers’ Representative nor Buyers’ Representative will be entitled to any fee, commission, or other compensation for the performance of its services as Sellers’ Representative or Buyers’ Representative, as applicable, hereunder.

12.2 Expenses. Except as otherwise expressly provided herein, including by Section 7.4(d)(ii), Sellers and Buyers shall each pay all of their own expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

12.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyers’ Representative and Sellers’ Representative.

12.4 Entire Agreement. This Agreement, the Schedules, Annexes and Exhibits and any other Transaction Documents to be executed and delivered pursuant hereto contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all other prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their respective representatives, oral or written, respecting such subject matter. The Schedules, Annexes and Exhibits referenced herein are integral to and form part of this Agreement.

12.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.5):

If to Buyers’ Representative, either Buyer or, following the Closing, either Company:

Oben Holding Group S.A.C.

Av. San Pedro Mza. B Lote. 48-A,

Urb. San Vicente, Lurín – Lima, Perú

Attention: Nikolas Zaidan

Email: nikolaszaidan@obengroup.com

with a copy (which shall not constitute notice) to:

Muñiz, Olaya, Meléndez, Castro, Ono & Herrera

Calle Las Begonias 475, 6th floor,

San Isidro – Lima, Peru

Attention: Mauricio Olaya Nohra

Email: molaya@munizlaw.com

If to Sellers’ Representative, any Seller or, prior to the Closing, either Company, to:

Tredegar Corporation

1100 Boulders Parkway

Richmond, VA 23225

Attention: General Counsel

Email: kevin.donnelly@tredegar.com

Facsimile: +1 (804) 330-1201

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219-4074

Attention: Richard Warren and Rachel W. Northup

E-mail: rwarren@hunton.com and rnorthup@hunton.com

Facsimile: +1 (804) 788-8218

12.6 Waiver. Any right hereunder may be waived only in a writing executed by Sellers’ Representative if any Seller is a waiving Party or Buyers’ Representative if either Buyer is a waiving Party. No waiver on the part of any Party of any right, power or privilege will be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not assignable by any Party without the prior written consent of the other Parties.

12.8 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a Party or a permitted assignee of a Party, except as set forth in Section 7.7 (Indemnification of Directors and Officers), Article XI (Survival and Indemnification), Section 12.12 (Attorney-Client Privilege and Conflict Waiver) and Section 12.13 (Non-Recourse).

12.9 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

12.10 Consent to Jurisdiction and Service of Process.

(a) Subject to Section 2.3 (which will govern any dispute arising thereunder), the Parties submit to the exclusive jurisdiction of the courts located in Wilmington, Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and the other agreements to be delivered pursuant to this Agreement and hereby waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement or any other agreement to be delivered pursuant to this Agreement that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum or that the venue of the action is improper. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.5 shall be deemed effective service of process on such Party.

(b) Film Trading irrevocably designates, appoints and empowers Packfilm US, LLC, 2665 South Bayshore Drive, Suite 420 STE 420, Coconut Grove, FL, 33133, or such other address where such representative office may be located in the State of Delaware, and its successors and assigns, as its true and lawful agent for service of process to receive and accept on its behalf service of process only with respect to any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated by this Agreement and for no other purpose. Failure of the agent to give notice of any service of process to Film Trading shall not affect the validity of service on such agent or any proceeding based on such service. Film Trading shall be responsible for all fees and expenses payable to such agent. A copy of all process served on the agent shall be provided pursuant to Section 12.10 or to such other address as the agent may designate in writing from time to time.

(c) Nothing contained in Section 12.10(a) shall limit the right of either Buyer or any Seller to take any Action in any court of competent jurisdiction for the purposes of enforcing any judgment or any equitable remedy or relief, nor shall the taking of any such Action by such Buyer or such Seller in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

12.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12 Attorney-Client Privilege and Conflict Waiver. Recognizing that each of Hunton Andrews Kurth LLP, Mundie e Advogados, Trench, Rossi e Watanabe Advogado, McGuireWoods LLP, Maples Group and Groom Law Group (collectively, “Sellers’ Legal Advisors” and each, a “Sellers’ Legal Advisor”) has acted as legal counsel to Sellers and certain of their Affiliates, including the Companies, prior to the Closing, and that each Sellers’ Legal Advisor intends to act as legal counsel to Sellers and certain of their Affiliates after the Closing, Buyers hereby waive, on their own behalf, and agree to cause their Affiliates (including, from and after the Closing, the Companies) to waive, any conflicts that may arise in connection with each Sellers’ Legal Advisor representing any Seller or any of its Affiliates after the Closing as such representation may relate to either Buyer or either Company or the transactions contemplated herein (including in respect of litigation). In addition, all communications involving attorney-client confidences between or among Sellers, their Affiliates and the Companies, on the one hand, and each of Sellers’ Legal Advisor, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby or otherwise shall be deemed to be attorney-client confidences that belong solely to Sellers and their Affiliates (and not either Company). Accordingly, Buyers agree that, following the Closing, neither of them, neither Company, nor any of their Affiliates, shall have access to any such communications, or to the files of any of Sellers’ Legal Advisors relating to their respective engagements with any Seller or any of its Affiliates, including the Companies. Without limiting the generality of the foregoing, upon and after the Closing, (i) Sellers and their Affiliates (and not either Company) shall be the sole holders of the attorney-client privilege with respect to such engagements, and neither Company shall be a holder thereof, (ii) to the extent that files of any of Sellers’ Legal Advisors in respect of such engagement constitute property of the client, only Sellers and their Affiliates (and not either Company) shall hold such property rights and (iii) none of the Sellers’ Legal Advisors shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to either Company by reason of any attorney-client relationship between each Sellers’ Legal Advisor, on the one hand, and either Company, on the other hand, or otherwise.

12.13 Non-Recourse. All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or the transactions contemplated hereby) may be made only against the entities that are expressly identified as Parties. No Person who is not a Party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equity holders (including stockholders and option holders), Affiliate, agent, attorney or representative of any Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or the negotiation or execution hereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

12.14 Construction and Disclosure.

(a) Each Buyer, on the one hand, and each Seller, on the other hand, confirms that it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(b) The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. No Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in this Agreement or the Schedules in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of law or breach of contract). The Schedules, Annexes and the information and disclosures contained therein are intended only to qualify the representations, warranties or covenants, as applicable, of Sellers contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. In disclosing the information in the Schedules, Sellers do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The disclosures in the Schedules are to be taken as relating to the representations and warranties as a whole, notwithstanding the fact that the Schedules are arranged by sections corresponding to the sections in this Agreement, or that a particular section of this Agreement makes reference to a specific section of the Schedules, and notwithstanding that a particular representation and warranty may not make a reference to the Schedules. Disclosure of an item on one Schedule shall be deemed disclosed on all other Schedules to the extent its relevance is reasonably apparent. Capitalized terms used in the Schedules or Annexes and not otherwise defined therein have the meanings given to them in this Agreement. Time is of the essence in the performance of each of the Parties’ respective obligations contained herein.

12.15 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, Buyers’ Representative and Sellers’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.16 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart hereof signed by all of the other Parties. A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this

Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Remainder of page intentionally left blank]

[Signature Pages Follow]

IN WITNESS WHEREOF, the Buyers have executed and delivered this Agreement as of the date first above written.

BUYERS:

PACKFILM US, LLC

By:	/s/ Jamil Zaidan Saba
Name:	Jamil Zaidan Saba
Title:	Director

FILM TRADING IMPORTACAO E REPRESENTACAO LTDA.

By:	/s/ Fabian Ricardo Uribe Baumgartner
Name:	Fabian Ricardo Uribe Baumgartner
Title:	Legal Proxy

OBEN HOLDING GROUP S.A.C.

By:	/s/ Jamil Zaidan Saba
Name:	Jamil Zaidan Saba
Title:	Legal Proxy

[Additional Signature Page Follows]

IN WITNESS WHEREOF, the Sellers and the Companies have executed and delivered this Agreement as of the date first above written.

SELLERS:		COMPANIES:

TREDEGAR FILM PRODUCTS (LATIN AMERICA), INC.		TERPHANE LLC

By:	/s/ D. Andrew Edwards	By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards	Name:	D. Andrew Edwards
Title:	President	Title:	Vice President

TERPHANE ACQUISITION CORP. II		TERPHANE LIMITADA

By:	TERPHANE HOLDINGS LLC, its sole Director

By:	/s/ D. Andrew Edwards	By:	/s/ José Bosco Silveira
Name:	D. Andrew Edwards	Name:	José Bosco Silveira
Title:	Vice President	Title:	Managing Director

TAC HOLDINGS, LLC

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

TREDEGAR INVESTMENTS LLC

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	President

TREDEGAR CORPORATION

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President and CFO

[Sellers’, the Companies’ and Sellers’ Representative’s Signature Page to Purchase and Sale Agreement]

BUYERS’ PARENT’S GUARANTY

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed in its name by a duly authorized officer as of the date first written above in order to evidence its absolute, continuing and irrevocable guarantee of, and the undersigned does hereby guarantee, (i) Buyers’ payment of the amounts set forth in Sections 3.2(b)(i) through 3.2(b)(v), (ii) Buyers’ performance of their respective covenants and agreements required to be performed by each of them prior to, at or after Closing, and (iii) each other obligation of Buyers set forth in this Agreement (the “Buyers’ Guaranteed Obligations”), in each case subject to the terms and conditions contained in this Agreement, and the undersigned hereby acknowledges and agrees that it will receive direct and indirect benefits in connection with the consummation by Buyers of the transactions contemplated by this Agreement and that such benefits constitute good and sufficient consideration for and in support of its agreement to guarantee the Buyers’ Guaranteed Obligations. This guaranty shall terminate as and when the Buyers’ Guaranteed Obligations have been satisfied, otherwise expire or are terminated in accordance with Article X of this Agreement, as applicable.

OBEN HOLDING GROUP S.A.C.:

By:	/s/ Jamil Zaidan Saba
Name: Jamil Zaidan Saba
Title: Legal Proxy

[Buyers’ Parent’s Guaranty Signature Page]

SELLERS’ PARENT’S GUARANTY

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed in its name by a duly authorized officer as of the date first written above in order to evidence its absolute, continuing and irrevocable guarantee of, and the undersigned does hereby guarantee, (i) Sellers’ performance of their respective covenants and agreements required to be performed by each of them prior to, at or after Closing, and (ii) each other obligation of Sellers set forth in this Agreement (the “Sellers’ Guaranteed Obligations”), in each case subject to the terms and conditions contained in this Agreement, and the undersigned hereby acknowledges and agrees that it will receive direct and indirect benefits in connection with the consummation by Sellers of the transactions contemplated by this Agreement and that such benefits constitute good and sufficient consideration for and in support of its agreement to guarantee the Sellers’ Guaranteed Obligations. This guaranty shall terminate as and when the Sellers’ Guaranteed Obligations have been satisfied, otherwise expire or are terminated in accordance with Article X of this Agreement, as applicable.

TREDEGAR CORPORATION

By:	/s/ D. Andrew Edwards
Name: D. Andrew Edwards
Title: Vice President and CFO

[Buyers’ Parent’s Guaranty Signature Page]